Section 1: DEF 14A (DEFINITIVE PROXY STATEMENT)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Bryn Mawr Bank Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 30, 2014

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Bryn Mawr Bank Corporation (the “Corporation”) will be held at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087 on Wednesday, April 30, 2014, at 11:00 A.M., for the following purposes:

1. To elect two Class IV directors;

2. To approve a non-binding advisory vote on executive officer compensation;

3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014; and

Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders, whether or not they expect to be present at the meeting, are requested to authorize a proxy to vote their shares electronically via the Internet or by telephone or by completing and returning the proxy card accompanying this notice. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who are present at the meeting may withdraw their proxies and vote in person.

In their discretion, the proxies are authorized to act upon such other matters as may properly come before the meeting. See the Corporation’s Proxy Statement for details about these proposals. Only shareholders of record at the close of business on April 1, 2014, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

Geoffrey L. Halberstadt Corporate Secretary

Bryn Mawr, PA

April 2, 2014

IMPORTANT NOTICE

To assure your representation at the Annual Meeting, please complete, date, sign, and promptly mail the enclosed proxy card in the return envelope, or submit your proxy by telephone or over the Internet by following the instructions found on the proxy card, so that your shares may be voted in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the Annual Meeting. If you mail your proxy card, no postage is necessary if mailed in the United States. Submitting your proxy by mail, telephone or over the Internet does not affect your right to vote in person if you attend the Annual Meeting, or to revoke your proxy at any time prior to its use for any purpose. Any shareholder who is present at the meeting may withdraw its proxy prior to use for any purpose and vote in person.

PROXY STATEMENT

PROXY STATEMENT

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Matters to be considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (“we,” “us,” “our” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Wednesday, April 30, 2014, at 11:00 A.M. at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087, or any adjournment or postponement of the meeting (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon the election of two Class IV directors, a non-binding advisory vote on executive officer compensation, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014, and such other business as may properly come before the meeting or any adjournment thereof. The proxies are authorized to transact such other business as may properly come before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 30, 2014

This proxy statement and the Corporation’s annual report to security holders are available at www.bmtc.com by clicking on “About Us” followed by “Investor Relations” and “SEC Filings,” or by going directly to www.snl.com/irweblinkx/docs.aspx?iid=100154.

Record Date, Voting and Voting Procedures

Our Board has fixed the close of business on April 1, 2014, as the date for determining holders of record of our common stock, entitled to notice of, and to vote at, the Annual Meeting. Each shareholder is entitled to one vote per share on the matters to be considered at the Annual Meeting.

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws. The holders of a majority of the outstanding shares of our common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of April 1, 2014, there were 13,654,620 shares of our common stock outstanding. The shares for which shareholders abstain on one or more matters will be counted as present at the meeting for purposes of determining a quorum if the shareholder is physically present or if the shareholder has submitted a valid proxy for the shares, whether by Internet, telephone or executed paper proxy card. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum so long as the shares are voted by the broker on at least one matter.

Shares represented by properly submitted proxies will be voted in accordance with the directions indicated in the proxies, unless those proxies have previously been revoked. If a properly submitted proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposals recommended by the Board, and in the discretion of the proxy agents on any other matters which may properly come before the Annual Meeting.

For purposes of the Annual Meeting, if a quorum is present, the Corporation’s articles provide that each director shall be elected by a majority of the votes cast in person or by proxy for that position. Cumulative voting is not permitted. “Withhold” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election.

For the other proposals to be presented at the Annual Meeting, if a quorum is present, the Corporation’s bylaws require the affirmative vote of a majority of the shares having voting powers and present in person or represented by proxy to approve the proposals. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

A shareholder may revoke a proxy at any time prior to its use for any purpose by giving written notice of revocation to our Corporate Secretary, Geoffrey L. Halberstadt, at our principal executive offices at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. A shareholder may also appear in person at the Annual Meeting and ask to withdraw the proxy prior to its use for any purpose and can vote in person. A later dated proxy revokes an earlier dated proxy.

We do not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or with respect to any amendments or variations to the proposals described in this proxy statement.

Other Matters

We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and e-mail, by our directors, officers and employees and those of our wholly-owned subsidiary, The Bryn Mawr Trust Company (the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding paper copies of our proxy materials, to beneficial holders of our common stock held of record by such persons, and we will reimburse such persons for their expenses in doing so.

PROPOSAL 1—ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of directors to our Board. The following directors have been nominated by our Board for election as a director to serve as follows:

Class IV —Term to Expire in 2018:

Francis J. Leto

Britton H. Murdoch

The persons named as proxies in the accompanying form of proxy have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominees named in this Proxy Statement. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If a nominee should, at the time of the

Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies shall be voted for such substitute as the Board may recommend. The Board knows of no reason why any nominee will be unavailable or unable to serve as director. We expect the nominees to be willing and able to serve as directors.

For director elections, a majority of the votes cast in person or by proxy for each such position is required to elect the applicable nominee. Proxies solicited by the Board will be voted FOR the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

INFORMATION ABOUT OUR DIRECTORS

Our Directors

The following table sets forth certain information for each of our directors. Except as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

Name, Principal Occupation and Business Experience For Past Five Years

NOMINEES FOR DIRECTOR – CLASS IV

If elected, the terms of the following directors expires in 2018:

Francis J. Leto – Age 54

Board Committee membership: Executive (thru April 2013), Risk Management (effective May 2013), Wealth Management

Executive Vice President and head of the Bank’s Wealth Management Division since January 2009; General Counsel of the Bank since April 2012; member of the Board of Managers of Lau Associates LLC, a subsidiary of the Corporation, since September 2009 and its predecessor parent holding company, JNJ Holdings LLC, from September 2009 until it was merged out of existence on December 31, 2009; General Counsel, Lifestyle Development, LP, October 2007 to January 2009.

Mr. Leto’s background as a lawyer, his many years of experience in real estate matters, title insurance, and business development, along with his service to several local foundations and non-profits, has allowed him to develop many relationships in the greater Philadelphia area which foster good relations between the Bank and the community in general. As a Director, member of the Bank’s executive management team, General Counsel and past business experience, Mr. Leto brings an unique prospective to the Board.

Britton H. Murdoch – Age 56

Board Committee membership: Audit (financial expert), Executive (Chair), Wealth Management

Lead Director of the Boards of Directors of the Corporation and the Bank. Managing Director of Strattech Partners, LLC, a business consulting and venture capital firm since January 2000; Chief Executive Officer, BMW of the Main Line from July 2006 to December 2012; member of the Board of Trustees since 2008 and head of Audit Committee for Thomas Jefferson University; principal of Bala Properties West LLC, a dealership real estate holding company, since July 2010.

Mr. Murdoch’s years of experience as chief financial officer of Airgas, Inc., a New York Stock Exchange publicly traded company, from 1990 to 1996, provides the Board with the perspective of someone with direct responsibility for financial and accounting issues. Mr. Murdoch has been a Trustee of Thomas Jefferson University since 2008, and is chairman of their Audit Committee. Mr. Murdoch also served as a director of Susquehanna Patriot Bank for eight years, and as a bank commercial lender and vice president at the former Corestates Bank. He also manages his own companies and is the founder and managing director of a business consulting and venture capital firm. Mr. Murdoch has extensive experience in the field of mergers and acquisitions, and his finance experience and leadership skills make him a valuable resource to our Board.

Name, Principal Occupation and Business Experience For Past Five Years

CONTINUING DIRECTORS – CLASS I

The terms of the following directors will expire in April 2015:

Donald S. Guthrie – Age 79

Board Committee membership: Risk Management, Wealth Management

Mr. Guthrie joined the Corporation’s Board of Directors in connection with the acquisition by merger of First Keystone Financial, Inc. (“First Keystone”). Mr. Guthrie was the Chairman of the Board of First Keystone from 2005 until the closing of the First Keystone transaction in July of 2010. Mr. Guthrie is currently retired.

Mr. Guthrie brings to the Board many years of experience as General Counsel, chief operating officer and chief executive officer at First Keystone and valuable contacts within the Media and Delaware County, Pennsylvania communities, and also significant insight and relationships with the Bank’s former First Keystone Bank customers and prospects.

Scott M. Jenkins – Age 59
Board Committee membership: Audit (Chair and financial expert), Nominating and Corporate Governance, Risk Management

President, S. M. Jenkins & Co., a financial and management consulting firm since 1991; Director and Chairman of the Board of The Philadelphia Contributionship since 2002; Director of The Reinvestment Fund since 2000.

Mr. Jenkins has over 20 years of experience as President of his own financial management and consulting firm which provides services to publicly and privately held corporations, family groups and high net worth individuals. Mr. Jenkins’ extensive accounting and finance experience, coupled with his investment advisory experience, are valuable resources for our Board and Wealth Management Division.

Jerry L. Johnson – Age 66

Board Committee membership: Audit, Risk Management (Chair effective May 2013), Wealth Management

Since February 2013, Mr. Johnson has served as the President and CEO of Heffler Advisors, LLC, an accounting consulting firm, and leads the consulting and business development initiatives of the company. From October 2010 to February 2013, Mr. Johnson was a Principal Partner at the accounting firm of Heffler, Radetich & Saitta, LLP, and a member of their Executive Committee from January 2012 to February 2013. From 2008 to August 2010, Mr. Johnson was the Vice Chairman, responsible for mergers and acquisitions, activities and growth initiatives for PRWT Services, Inc., a business services company. Prior to that, he was the Chairman of Radnor Trust from 2002 to 2006, and Chairman of RTC Holding from 2006 to 2009.

Mr. Johnson is a partner and chairman of Axum Partners, LLC a business advisory firm, serves on the boards of Coriell Institute, a non-profit medical research center and NewDay USA, a mortgage company serving the Nation’s Veterans. Mr. Johnson was a member of the board of directors of the Union League of Philadelphia from 2011 to 2013.

Mr. Johnson brings to the Board significant public company, corporate and business related experience. His background in the financial services and telecommunications industries, as well as his activities and business contacts, provide valuable insight and networks within the local and regional business communities.

Name, Principal Occupation and Business Experience For Past Five Years

CONTINUING DIRECTORS – CLASS II

The terms of the following directors will expire in 2016:

Andrea F. Gilbert – Age 60

Board Committee membership: Compensation (Chair), Executive, Nominating and Corporate Governance

President, Bryn Mawr Hospital since 2002.

As President of Bryn Mawr Hospital, Ms. Gilbert has responsibility for the day-to-day operations, strategic planning, fundraising, recruitment of leadership personnel and physicians, and hospital clinical outcomes of a $300 million organization which employs approximately 2,000 people. With 28 years of experience in health care management, Ms. Gilbert brings to the Board an extensive background and experience level in governance, risk management, compensation and benefits, marketing, organizational management and financial planning.

Lynn B. McKee – Age 58

Board Committee membership: Compensation, Risk Management

Lynn McKee is Executive Vice President, Human Resources for ARAMARK (a national leader in food, facilities and uniform services), a position she has held since 2004, currently has Board level responsibilities for all human resources issues at ARAMARK, including compensation, benefits, talent management and labor and employee relations, and is the point person for all matters related to ARAMARK’s Executive Leadership Council. Since joining ARAMARK in 1980, Ms. McKee has served in a number of key positions at the corporate level including Director of Employee Relations, Vice President Executive Development and Compensation and Senior Vice President Human Resources, ARAMARK Global Food, Hospitality and Facility Services. Ms. McKee is a member of the HR 50 and the Conference Board’s Advisory Council of Human Resources Management. Ms. McKee also serves on the Board of Trustees for Saint Joseph’s University. In 2010, Ms. McKee was appointed by Philadelphia’s Mayor Michael Nutter to the Board of Philadelphia Works.

Ms. McKee brings to the Board extensive corporate level and day-to-day experience in employment, compensation and benefits matters at the regional, national and international levels.

CONTINUING DIRECTORS – CLASS III

The terms of the following directors will expire in 2017:

Wendell F. Holland – Age 62

Board Committee membership: Compensation, Executive (effective May 2013), Risk Management (thru April 2013) Nominating and Corporate Governance (Chair effective May 2013), Audit (from May 2012 to January 2013)

Partner at CFDS Group, LLC a financial advisory firm to the public utility industry, since September 2013. From September 2008 to September 2013, a Partner with Saul Ewing LLP; Chairman & Commissioner, Pennsylvania Public Utility Commission September 2003 to June 2008; and Director of Aqua America, Inc. since August 2012.

Mr. Holland has more than 30 years of national and international experience as a business and energy lawyer and is currently a partner at CFSD Group, LLC. He has previously served as both the Chairman and the Commissioner of the Pennsylvania Public Utility Commission. Mr. Holland has been on our Board since 1997, and provides a unique perspective on legal and regulatory matters, as well as issues in the public arena at the local, state and regional levels.

Name, Principal Occupation and Business Experience For Past Five Years

Frederick C. Peters II – Age 64

Board Committee membership: Executive, Risk Management, Wealth Management

Chairman of the Corporation and the Bank since August 2001, President and Chief Executive Officer of the Corporation and the Bank since January 2001; Director of Bryn Mawr Film Institute; and Director and Chairman of the Audit Committee of the Federal Reserve Bank of Philadelphia.

Mr. Peters has over 37 years of experience in the banking industry. His day-to-day leadership as Chief Executive Officer of Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company brings to the board comprehensive knowledge of our operations.

David E. Lees – Age 53

Board Committee membership: Compensation, Executive, Wealth Management (Chair)

Senior Partner, my CIO Wealth Partners, LLC, a wealth advisory firm, since July 2005; Partner and National Director of Ernst & Young’s Wealth Advisory Service Practice from December 1996 to June 2005; Partner, Renaissance Equity Fund since August 2005; Adjunct Professor of Finance & Portfolio Management in Villanova University’s Commerce & Finance Department from January 2000 to May 2005.

Mr. Lees has significant experience in the financial services and wealth management arena as a Senior Partner of my CIO Wealth Partners, and a former partner and National Director of Ernst & Young’s Wealth Advisory Service Practice. Mr. Lees’ experience as a nationally recognized wealth and investment advisor provides valuable insight for the wealth management and financial sectors for our Board and our Wealth Management Division.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Below is certain information with respect to the non-director executive officers of the Corporation and Bank as of April 1, 2014:

J. Duncan Smith, CPA, 55, Treasurer and Chief Financial Officer of Corporation and Executive Vice President, Treasurer & Chief Financial Officer of Bank. Mr. Smith has been employed by the Corporation since April 2005 as Treasurer and Chief Financial Officer of the Corporation and as Executive Vice President, Treasurer and Chief Financial Officer of the Bank. Mr. Smith is a Certified Public Accountant, licensed in the Commonwealth of Pennsylvania.

Alison E. Gers, 56, Executive Vice President of Bank—Community Banking Division, Marketing, Technology and Information, Services and Operations. Ms. Gers was employed by the Bank in 1998 as Senior Vice President of Marketing. Ms. Gers was appointed Executive Vice President of the Bank in 2001. Since joining the Bank, Ms. Gers has held various positions. As of September 2005, Ms. Gers became responsible for the Community Banking Division, marketing, technology and information services and operations, and in 2013, assumed responsibilities for Human Resources.

Joseph G. Keefer, 55, Executive Vice President of Bank—Chief Lending Officer. Mr. Keefer was employed by the Bank in 1991 as Vice President and Commercial Lending manager. Mr. Keefer was named the Bank’s Chief Lending Officer in December 1997. In February 2001, Mr. Keefer was appointed Executive Vice President and Chief Lending Officer of the Bank.

Geoffrey L. Halberstadt, 57, Secretary of Corporation and Executive Vice President, Secretary and Chief Risk Officer of the Bank. Mr. Halberstadt was employed by the Bank in 1991 as Vice President in the Construction Loan department and has held many positions over the years including Senior Vice President and Risk Management Officer of the Bank, Vice President of the Corporation and Chief Credit Policy Officer of the Bank. In April 2010, Mr. Halberstadt was appointed to his current position of Executive Vice President and Chief Risk Officer of the Bank and Secretary of the Corporation and the Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of shares of our common stock as of March 24, 2014 (except as otherwise indicated), for each of our directors, director nominees, certain executive officers and the persons known to us who may be beneficial owners of more than 5% of our common stock. The table also shows the total number of shares owned by the directors, director nominees and executive officers as a group.

Name	Common Stock(1)		Exercisable Stock Options(2)	Percent of Outstanding Stock
Current Directors and Nominees(3)
Andrea F. Gilbert	11,208		19,830	*
Donald S. Guthrie	79,545		—	*
Wendell F. Holland	8,852		10,580	*
Scott M. Jenkins	5,063		13,205	*
Jerry L. Johnson	2,771		—	*
David Lees	20,382		10,580
Lynn B. McKee	788		—
Britton H. Murdoch	18,589		14,616	*

Named Executive Officers(3)
Frederick C. Peters II	51,731	(4)	108,400	1.17%
J. Duncan Smith	9,797	(5)	20,300	*
Alison E. Gers	12,992	(6)	64,200	*
Joseph G. Keefer	11,661	(7)	54,200	*
Francis J. Leto	12,860		27,964	*
All Directors and Executive Officers as a Group (14 persons)	251,913		369,965	4.55%

5% Owners

Fulton Financial Corporation One Penn Square Lancaster, PA 17602	970,062	(8)	—	7.10%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	947,865	(9)	—	6.94%

Ameriprise Financial, Inc. as parent of Columbia Management Investment Advisers, LLC 145 Ameriprise Financial Center Minneapolis, MN 55474	946,412	(9)	—	6.93%

Champlain Investment Partners, LLC 180 Battery Street Burlington, VT 05401	886,235	(9)	—	6.49%

*	Less than one percent.

(1)

Certain of our directors have elected to defer their fees and stock awards through our Deferred Payment Plans for Directors. Among other options, under these plans, a director may elect to earn a yield on the deferred compensation based on changes in the price of our common stock (including dividends). Making this election creates phantom stock. Deferred fees which would otherwise be paid in the form of shares of our common stock are automatically converted to phantom stock units under the plans for at least one year. A share of phantom stock is economically equivalent to one share of common stock, but the directors do not have the present right to receive an actual share of stock or to vote the phantom stock unit. At such time as a director is entitled to receive a distribution of his account balance under the plan, he can elect to receive a distribution either in cash or shares of stock, as he directs. The below chart shows the number of shares of phantom stock outstanding for our directors as of March 24, 2014. Taking the number of shares of phantom stock held by directors into account together with the total security ownership of such persons as represented in the beneficial ownership table above, the applicable directors hold the economic equivalent of 4.75% of the Corporation’s stock (including exercisable stock options).

Name	Phantom Stock Held
Wendell F. Holland	547
Scott M. Jenkins	19,100
David E. Lees	6,476

For additional information, see the section entitled “DIRECTOR COMPENSATION—Directors’ Deferred Payment Plans” at page 19, and EXECUTIVE COMPENSATION— “Nonqualified Deferred Compensation—Deferred Bonus Plan for Executives” at page 44.

(2)

Stock ownership information includes shares that the individual has the right to acquire within sixty days of April 1, 2014. Each executive officer holds sole investment power over shares held for such executive officer in our 401(k) Plan. Unless otherwise indicated, each person has sole voting and investment power over the shares listed. There are no pledged shares.

(3)	The address for our directors and named executive officers is c/o Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.
(4)	Includes 3,558 shares held for Mr. Peters in the 401(k) Plan, determined as of March 24, 2014.
(5)	Includes 3,892 shares held for Mr. Smith in the 401(k) Plan, determined as of March 24, 2014.
(6)	Includes 7,697 shares held for Ms. Gers in the 401(k) Plan, determined as of March 24, 2014.
(7)	Includes 9,661 shares held for Mr. Keefer in the 401(k) Plan, determined as of March 24, 2014.
(8)	Share total as of October 31, 2012, as reported on Schedule 13G by such shareholder.
(9)	Share total as of December 31, 2013, as reported on Schedule 13G by such shareholder.

CORPORATE GOVERNANCE

Introduction

All of our directors serve as directors of our subsidiary, The Bryn Mawr Trust Company, and serve on the same committees of each organization. Five of our directors also serve on the Bank’s Wealth Management Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (“Code of Ethics”). The Code of Ethics is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the Code of Business Conduct and Ethics heading. Printed copies are available to any shareholder upon request. The Code of Ethics meets the requirements for a code of ethics for our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions under Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Under our Code of Ethics, the Board is responsible for resolving any conflict of interest involving the directors, executive officers and senior financial officers. The President and the Corporate Secretary are responsible for resolving any conflict of interest involving any other officer or employee.

Director Independence

The Board has determined that all of its members during 2013 were independent and met the independence requirements of the Nasdaq Stock Market, including the independence requirements for any committee on which such director served, except for Frederick C. Peters II, Francis J. Leto and Donald S. Guthrie. In determining the independence of its directors other than Mr. Peters, Mr. Leto and Mr. Guthrie during 2013, the Board of Directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any payments made to companies with which they are associated, any contributions the Corporation made to non-profit organizations with whom any of the directors are associated, and any transactions described below in the section of this Proxy Statement under the heading “TRANSACTIONS WITH RELATED PERSONS” at page 50. In each case, the Board of Directors determined that none of the transactions, relationships or arrangements impaired the independence of the director.

Board Leadership Structure

At the present time, the Board believes that the Corporation’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Corporation’s business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Corporation’s independent directors bring experience, oversight and expertise from outside the Corporation and industry, while the Chief Executive Officer brings Corporation-specific experience and expertise. The Board believes that the current combined role of Chairman and Chief Executive Officer promotes strategy development and its execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the current combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides balance between management and strategy development on the one hand and independent oversight on the other.

Britton H. Murdoch, an independent director who serves as Chairman of the Executive Committee, was selected by the Board to serve as the Lead Director in 2013. As Lead Director, Mr. Murdoch presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Communications with Directors

Our Board of Directors provides a process for shareholders to send communications to the Board. Shareholders may communicate directly with any member or committee of our Board in writing by mailing the communication, first class mail, postage prepaid, to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396. A member of the audit department routinely checks and distributes mail sent to this post office box directly to the intended recipient(s).

Policy for Attendance at Annual Meeting

We have adopted a policy requiring all of our directors to attend our annual meeting. All of our directors attended our 2013 annual meeting.

Executive Sessions of Independent Directors

The independent members of our Board have in the past held, and will continue their practice in 2014 of holding, scheduled executive sessions on a regular basis but, in any event, not less than twice a year. Executive sessions were held at the conclusion of each meeting of the Board of Directors in 2013.

Risk Oversight

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight. Our Chairman and Chief Executive Officer meets regularly with other executive officers to discuss strategy and risks facing the Corporation. Executive management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. Each quarter, the Board of Directors receives presentations from executive management on strategic matters, key challenges, and risks and opportunities for the Corporation.

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting, internal controls and compliance with accounting regulatory requirements. In accordance with Nasdaq Stock Market requirements, the Audit Committee discusses policies with respect to risk assessment and risk management with the Board. Reports addressing these responsibilities are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and incentive programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, succession planning for our directors, and corporate governance. The Risk Management Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to the Bank’s credit portfolio, asset and liability management, investment portfolio, information technology, various consumer regulatory matters, insurance coverage, and associated risks. The Wealth Management Committee assists the Board in fulfilling its risk oversight responsibilities with respect to the management of the risk associated with the Wealth Management Division’s fiduciary, investment, custodial and brokerage activities.

Additionally, the Board of Director’s leadership structure, with a combined Chairman and Chief Executive Officer and an independent Lead Director, provides substantial opportunities for the independent directors to interact with the management of the Corporation and Bank at various Board and committee meetings. The Board believes this interaction offers independent directors added insight to the risks of the Bank and the Corporation, and aids the Board in its risk management function.

Nominations for Directors

The Nominating and Corporate Governance Committee considers candidates for director nominations from various sources including other directors, our clients and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. For incumbent directors whose terms of office are set to expire, it reviews the directors’ overall service to the Corporation during their terms, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing our interests and enhancing shareholder value. For a new director candidate, the committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The committee may obtain any additional information which it deems necessary. A qualified nominee will be interviewed by all members of the committee, if practicable. Serious candidates may meet with all members of the Board. Using the input from the interviews and information obtained, the committee evaluates whether a prospective candidate is qualified to serve as a director and whether it should recommend to the Board that the Board nominates (or select to fill a vacancy) the prospective candidate.

The Nominating and Corporate Governance Committee will use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below. The committee will consider written proposals from shareholders for nominees for director. Any nomination should be addressed to the Chairman, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396 and must include the following information: (a) the name and address, as they appear on our books, of the shareholder nominating a candidate; (b) the number of our shares which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each proposed nominee; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of our stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Exchange Act, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

All shareholder nominations must be received not less than 120 days before the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting.

In evaluating candidates for nominees for director, the committee considers:

•	our need for particular talents and experience;

•	that at least a majority of the directors be independent under the Nasdaq Stock Market rules; and

•

the requirement that our Audit Committee meet the financial literacy requirements under the Nasdaq Stock Market rules and that at least one of them qualifies as an Audit Committee financial expert under the rules of the Securities and Exchange Commission (the “SEC”).

In addition, members of the Board should also:

•	be of the highest ethical character;

•	share our values;

•	have reputations, both personal and professional, consistent with our image and our reputation;

•	be active in or former leaders of organizations;

•	possess knowledge in the fields of financial services and wealth management;

•	have an understanding of the Bank’s marketplace;

•	have relevant expertise and experience which will be useful in offering advice and guidance to the Chief Executive Officer;

•	be independent of any particular constituency; and

•	be able to represent all of our shareholders.

Nominees for director must also be willing to commit the necessary time to devote to Board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. Nominees for director should have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. A nominee for director must be or become a shareholder upon joining the Board. Application of the above criteria may vary according to the particular areas of expertise desired to complement the existing composition of the Board.

In considering nominees for director, the committee also considers the Board’s desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. Our diversity policy is designed to create and foster a supportive and understanding environment in which all individuals realize their maximum potential, regardless of their differences. Our goal is to ensure that in carrying out our activities, we promote equality of opportunity across all activities, promote good relations between people of diverse backgrounds, and avoid unlawful discrimination.

OUR BOARD OF DIRECTORS

Our bylaws provide that our business will be managed by a Board of Directors of not less than eight and not more than twelve directors, as fixed from time to time by the Board of Directors. Our Board, as provided in the bylaws, is divided into four classes of directors, with each class being as nearly equal in number as possible. Assuming the nominees for director are elected at the Annual Meeting, there will continue to be ten (10) directors with three (3) members in Class I, two (2) members in Class II, three (3) members in Class III, and two (2) members in Class IV. The Corporation and the Bank have the same Board members.

Under our bylaws, persons selected by the Board to fill a vacancy serve as directors for a term expiring with the next annual meeting of shareholders. If a director is selected by the Board on or after the record date for an annual meeting, then the new director serves as a director until the subsequent annual meeting of shareholders. Each class of directors serves a four year term. Directors remain in their positions until their successors are elected and take office.

In 2013, our Board of Directors met six (6) times. Each director attended at least 75% of the Board meetings held during 2013 and at least 75% of the Committee meetings that were held by each committee on which he or she served during 2013.

Information about Committees of our Board of Directors

Our Board has five standing committees. They are the Executive, Nominating and Corporate Governance, Risk Management, Audit and Compensation Committees. The Corporation and the Bank have the same committees with the same members for each committee, except that the Bank also has a Wealth Management Committee.

Executive Committee

The Executive Committee meets to discuss and act upon matters which require action during periods between meetings of our Board. The Executive Committee exercises the authority and powers of the Board at intervals between meetings of the full Board as permitted by law. During 2013, the committee held eight (8) meetings. The Bank’s Executive Committee also meets to ratify and approve certain of the Bank’s loans to customers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The committee also assists the Board in interpreting and applying corporate governance guidelines, reviews and assesses the adequacy of our corporate governance guidelines, our personal codes of conduct and related internal policies and guidelines, and recommends any proposed changes to the Board for approval. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Nominating and Corporate

Governance Committee Charter. Each member of the committee is independent as defined by Nasdaq Stock Market rules. During 2013, the committee held six (6) meetings.

Risk Management Committee

The Risk Management Committee meets to review and manage the material business risks which confront us. The committee establishes and monitors policies and procedures designed to lead to an understanding of, and to identify, control, monitor and measure, our material business risks. Those risks include loan quality and concentration, interest rate and market risk, information technology risk, compliance risk, and liquidity risk. During 2013, the committee held eight (8) meetings.

Audit Committee

The Audit Committee meets at least quarterly. It has general oversight responsibilities regarding our financial reporting process and internal controls. The committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other accounting regulatory compliance issues. In addition, the committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Further, the committee meets with the Chief Financial Officer to review accounting regulatory compliance issues. Each member of the committee is independent and financially literate as those terms are defined by the Nasdaq Stock Market for Audit Committee members. The committee held five (5) meetings in 2013. Our Board has determined that Scott M. Jenkins and Britton H. Murdoch, each independent directors, are financial experts as defined by the regulations of the SEC. The Audit Committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Audit Committee Charter.

Compensation Committee

The Compensation Committee is responsible for recommending to the full Board our compensation practices and for administering those practices. Each member of the committee is independent as defined by the Nasdaq Stock Market for Compensation Committee members. During 2013, the committee held five (5) meetings. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Compensation Committee Charter.

The Compensation Committee determines the salary and bonuses for our executive officers, and is responsible for setting and administering the policies for our equity incentive programs. Among other responsibilities discussed in the Compensation Committee Charter, the committee has the responsibility to:

•

annually review and approve corporate goals and objectives for the compensation of the Chief Executive Officer; evaluate the Chief Executive Officer’s performance; and determine and approve the compensation and benefits to be paid to the Chief Executive Officer;

•

annually review and discuss with the Chief Executive Officer the performance of all other executive officers; evaluate their performance; and determine and approve the compensation and benefits to be paid to them;

•	review and recommend to the full Board the compensation for non-employee directors;

•	administer equity incentive award programs and determine the awards to be granted under those programs; and

•	review and provide, if appropriate, recommendations to the full Board regarding compensation and benefit policies, plans and programs.

The Compensation Committee normally will not grant equity incentive awards except during a period when trading is open (not blacked-out) in the Corporation’s common stock by our executive officers and directors under our Securities Trading Policy. Under our current policies, that period generally begins on the third business day after quarterly earnings are released and ends fifteen days prior to the close of the next fiscal quarter. Only the committee, not management, determines the timing of equity incentive awards.

The Compensation Committee has the authority to hire third party consultants for compensation matters and the authority to review and approve any third party consultants recommended or hired by management. For more information regarding the Compensation Committee’s use of consultants, see “COMPENSATION DISCUSSION AND ANALYSIS—Benchmarking Data and Use of Compensation Consultants” on page 32 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the year 2013 or during prior years. None of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act nor any other interlocking relationships as defined by the SEC.

Wealth Management Committee

The Bank’s Wealth Management Committee meets at least quarterly and has general supervision over the Bank’s Wealth Management Division and its investments. The committee held six (6) meetings during 2013. The Wealth Management Committee reviews and approves policies and procedures for the Wealth Management Division’s investment activities, approves certain discretionary distributions from trusts of which the Bank is trustee, reviews and confirms new accounts and provides direction for the overall strategic direction of the division.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2013.

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Andrea F. Gilbert	41,250		32,563	3,144	76,957
Donald Guthrie	31,500		32,563	2,945	67,008
Wendell F. Holland(5)	42,500		32,563	3,144	78,207
Scott M. Jenkins(5)(6)	50,250		32,563	3,144	85,957
Jerry L. Johnson	41,500		32,563	2,347	76,410
David R Lees(5)	39,250		32,563	3,144	74,957
Lynn B. McKee	27,250		32,563	277	60,090
Britton H. Murdoch	59,500	(7)	42,558	5,063	107,121

(1)

Frederick C. Peters II and Francis J. Leto are not included in this table as they are employees of the Corporation and the Bank and thus receive no compensation for their service as directors. Compensation information for each of Messrs. Peters and Leto can be found in “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” beginning at pages 21 and 36, respectively.

(2)

The dollar amount represents the grant date fair value computed in accordance with FASB ASC Topic 718 of 547 shares of common stock granted to each of the directors as part of their annual retainer and the fair value of the 1,500 Performance Awards granted to each director as part of their Board compensation and 747 additional Performance Awards granted to Mr. Murdoch for his services as Lead Director.

(3)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of both the unrestricted common stock granted to the directors in connection with their annual retainers, as well as restricted common stock underlying the Performance Awards granted to directors in 2013. The 547 shares of common stock granted to each of the directors as part of their annual retainer was issued at the market price of $22.84, as of the closing price on April 29, 2013. We do not issue fractional shares, but instead issue cash in lieu of fractional shares. We paid the difference between the directors’ $12,500 annual retainer and the value of the awarded stock to the directors in cash. See “Compensation Discussion and Analysis – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” at page 32 for more information regarding Performance Awards.

(4)

Includes the dividends that are accrued on the Performance Stock Awards and Units granted in August 2010, August 2011, August 2012 and August 2013. Dividends were paid in 2013 for the Performance Stock Awards granted in 2010 that vested in August, 2013. Dividends will also be paid at vesting (subject to vesting requirements) of the awards in 2014, 2015 and 2016, respectively. Also included is the cash paid in lieu of fractional shares for the Directors’ retainers described in Note (2) above.

(5)	Each of these directors elected to defer their fees and stock awards through our Deferred Payment Plans for Directors.
(6)

Mr. Jenkins serves as an independent director for the Corporation’s subsidiary, The Bryn Mawr Trust Company of Delaware, and was paid a fee of $1,000 for attending each of that entity’s five meetings in 2013.

(7)	Includes cash paid to Mr. Murdoch in 2013 as compensation for his additional services as Lead Director.

The below chart indicates the aggregate number of shares underlying outstanding stock and option awards for each of our directors as of December 31, 2013:

Director	Number of Unvested Shares and Units Underlying Stock Awards	Number of Shares Underlying Option Awards	Options Vested	Options Unvested
Andrea F. Gilbert	4,500	20,725	19,830	895
Donald Guthrie	4,500	—	—	—
Wendell F. Holland	4,500	11,475	10,580	895
Scott M. Jenkins	4,500	14,100	13,205	895
Jerry L. Johnson	4,500	—	—	—
David R. Lees	4,500	11,475	10,580	895
Lynne B. McKee	1,500	—	—	—
Britton H. Murdoch	7,087	16,082	14,616	1,466

Directors’ Fees

At its first meeting after each annual meeting, the Compensation Committee reviews the components of director compensation and makes recommendations to the full Board of Directors regarding any changes that the Compensation Committee believes should be made to director compensation.

We have agreed to pay, and our non-employee directors have agreed to accept payment of, their annual $12,500 retainer compensation in the form of our common stock, payable at the Board’s organizational meeting, generally held in April of each year at the market value of the stock on the day prior to the day of payment.

In addition to the annual retainer, each non-employee director was paid a fee of $1,500 for each Board meeting attended (except for special purpose sub-committees for which $500 or $1,250 was paid), $1,000 for attending the organization meeting held after the annual meeting each year, and $1,250 for each committee meeting attended. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day. From time to time, directors may be reimbursed for travel expenses associated with attendance at Board or committee meetings. A $7,500 fee was paid to the Audit Committee Chair in 2013 and a $2,500 fee was paid to the chair of each of the other committees. We paid the Lead Director additional fees of $20,000 in cash and 747 Performance Awards (as defined in the Section titled “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” at page 32) in 2013.

All of the directors’ fees are paid by the Bank except for the fee for attending the organization meeting held after the annual meeting, which is paid by the Corporation.

Equity Awards

Directors are eligible to participate in our 2010 Long-Term Incentive Plan (“2010 LTIP”). In a given year, each non-employee director serving after our Annual Meeting is eligible to be granted equity awards under our 2010 LTIP, at such number and on such terms as the Board of Directors, in its discretion, decides to grant. In 2013, each of our non-employee directors was granted Performance Awards under our 2010 LTIP. See “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” on page 32 of this Proxy Statement for additional information regarding Performance Awards.

Directors’ Deferred Payment Plans

Under our Deferred Payment Plan for Directors and an identical plan for the Bank’s directors (the “Director Plans”) a director may defer receipt of a portion or all of the fees paid for service as a director. The Director Plans are non-qualified plans and the Director Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Director Plans, a participating director may earn a yield on the deferred director’s fees based on the yield on one or more different investment funds. The investment options include fourteen outside independent mutual funds, a Bryn Mawr Trust brokerage account through which the director may freely select his or her own investments, and an investment in our common stock. A director may change his or her investment options quarterly, except that any fees deferred which would otherwise have been paid in the form of shares of our common stock must remain invested under the Director Plans in units of phantom stock for one year following the deferral date. All distributions from the deferred account must be in cash or shares of our common stock (or equivalent phantom stock), as selected by the director. The director may choose to have the deferred account distributed to him or her on: (a) the date he or she ceases to serve as a director; (b) his or her 65th birthday; or (c) any date in the three year period after the director ceases to serve as a member of the Board. Payments to the director may be made in annual installments payable for up to ten years or in a single lump sum payment. Upon a director’s death prior to the distribution date, his or her beneficiary will be paid the balance in the director’s account in a single lump sum payment. The Board may amend or terminate the Director Plans, in whole or in part, without the consent of any director who has deferred compensation into the Director Plans, but an amendment may not adversely affect the amounts credited to a director’s account before the amendment. The right to receive future payments under the Director Plans is an unsecured claim against our general assets.

PROPOSAL 2 – A NON-BINDING ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement, is hereby approved.”

While this vote is non-binding, the Board and the Compensation Committee expect to take into account the outcome of this vote in considering future executive compensation arrangements. It is our practice, based on Board recommendation and shareholder approval in 2011 of a yearly frequency, to submit a Say-on Pay resolution to shareholders on a yearly basis. We will submit another non-binding vote to shareholders with respect to the frequency of the Say-on-Pay vote no later than our annual meeting in 2017.

As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our employees have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links executive compensation to performance, aligning the interests of our executive officers with those of our shareholders and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 21 and the tabular and other disclosures on Executive Compensation beginning on page 36 of this Proxy Statement.

Proxies solicited by the Board will be voted FOR the above resolution, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY RESOLUTION.

COMPENSATION DISCUSSION AND ANALYSIS

At the 2013 annual meeting, the Corporation’s shareholders approved the non-binding advisory vote on our 2012 named executive officer compensation by over 95% of the votes cast. Due to the overwhelming shareholder approval, the Compensation Committee reviewed and recommended compensation in a manner consistent with past practices in 2013.

Our Goal

The goal of our executive compensation methodology is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation methods reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our shareholders and motivate executives to remain with the Corporation for long and productive careers built on expertise.

The following is a summary of key considerations affecting the Compensation Committee’s determination of compensation for the named executives.

Emphasis on Consistent and Relative Performance

Our compensation methods provide competitive pay opportunity for executives who demonstrate superior performance for sustained periods of time. The amount of compensation paid to each named executive officer reflects the fact that he or she has consistently contributed, and is expected to continue to contribute, to the Corporation’s success. In evaluating consistent performance, we also weigh heavily relative performance of each executive in his or her division.

Our emphasis on consistent performance affects our discretionary annual cash bonus and equity incentive compensation, which are determined with the prior year’s award or grant serving as an initial basis for consideration. After an assessment of a named executive’s past performance and expected future contribution to the Corporation’s results, as well as the performance of any business or function he or she leads, the Compensation Committee uses its judgment in determining the amount of bonus or equity award and the resulting percentage change from the prior year. We generally incorporate current-year, past and expected performance into our salary decisions. Therefore, percentage increases or decreases in the amount of annual salary tend to be more gradual than in a framework that is focused solely on current-year performance.

Discretion and Judgment

The Compensation Committee does not use formulas in determining the amount and mix of compensation granted to named executive officers. Thus, the Compensation Committee evaluates a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth, the ability to lead others, prior period compensation received by the executive, results of competitive surveys, and competitive industry factors and budgetary considerations. The evaluation of a named executive’s performance against his or her performance objectives plays a significant role in awarding the discretionary annual cash bonus and also contributes to a determination of overall compensation.

Significance of Company and Divisional Results

The Compensation Committee primarily evaluates the named executives’ contributions to their individual business divisions or functions and their impact on the Corporation’s overall performance. The Compensation Committee believes that the named executives share the responsibility to support the goals and performance of the Corporation as key members of the Corporation’s leadership team. While this compensation philosophy influences all of the Compensation Committee’s compensation decisions, it has the biggest impact on annual equity incentive awards.

Consideration of Risk

Our compensation methods are discretionary and balance short and long-term goals for the named executive officers and the Corporation. Under this structure, the highest amount of compensation can be achieved through consistent achievement-based performance over sustained periods of time. The Compensation Committee strives to provide strong incentives to manage the Corporation for the long-term, while avoiding excessive risk taking in the short-term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. While bonuses are granted to reward executives in the short term, equity awards such as Performance Awards (Restricted Stock Units) are granted to incentivize executives towards long-term goals and sustained shareholder value. Likewise, the elements of compensation are balanced among current cash payments, equity awards and optional deferred bonus plans. With limited exceptions, the Compensation Committee retains a large amount of discretion to adjust compensation for quality of performance and adherence to company values.

The Compensation Committee annually reviews the relationship between our risk management practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management practices, corporate strategy and senior executive compensation.

Compensation Actions for 2013

The Compensation Committee, together with Mr. Peters, evaluated and approved 2013 executive compensation in the context of the Corporation’s performance, market competition, acquisition activities, the achievement of the Company’s strategic initiatives and the economic issues facing the financial services industry.

The Compensation Committee focuses largely on Chief Executive Officer compensation to assure that it reflects operating and stock performance and demonstrates awareness of investor sentiment. Together with Mr. Peters, the Compensation Committee also considers compensation of the other executive officers to achieve the right balance of incentives to appropriately reward and retain executives and maximize their performance over the long-term.

Although the Corporation’s compensation methods are subject to adjustment as conditions change, the Compensation Committee strives to maintain consistency in its philosophy and approach, making periodic improvements that are consistent therewith. The Compensation Committee recognizes that value-creating performance by an executive or group does not necessarily translate immediately into appreciation of the Corporation’s stock price, however, the Compensation Committee intends to continue to reward management performance based on its belief that, over time, strong operating performance and earnings growth will be reflected through level or increased stock prices. As part of its evaluation of executive compensation in 2013, effective March 31, 2013, the Compensation Committee determined to freeze for all participants other than Mr. Peters in the Corporation’s second Supplemental Employee Retirement Plan (“Second Supplemental Plan”), in which all named executive officers except Mr. Leto had participated. Additionally, on June 28, 2013, the Corporation adopted a new Bryn Mawr Bank Corporation Executive Deferred Compensation Plan, a non-qualified defined-contribution plan (the “2013 Executive Plan”) which was effective retroactive to January 1, 2013. Each of the named executive officers other than Mr. Peters participates in the 2013 Executive Plan.

In 2013, a year in which the Corporation achieved record earnings and substantial growth in wealth assets under management, the Corporation delivered $24.4 million in net income.

In addition, the Corporation continued to progress on several of its initiatives and performance points in 2013 including:

•	increasing the Corporation’s stock price from $22.27 at December 31, 2012, to $30.18 at December 31, 2013;

•	increasing the Wealth Management Division assets under management, administration, supervision and brokerage from $6.66 billion at December 31, 2012 to $7.27 billion at December 31, 2013;

•	increasing the Wealth Management Division’s revenue from $29.8 to $35.2 million;

•

increasing loan balances to $1.547 billion at December 31, 2013, a 10.6% increase from December 31, 2012, while maintaining an overall high level of credit quality in the Bank’s loan and lease portfolio;

•	continued reduction in non-performing loans and reduction of yearly charge-offs to 16 basis points of the loan portfolio; and

•	an 8.5% increase in new transaction accounts.

Determining Compensation for Named Executive Officers

Each year, members of the Corporation’s executive management and Board of Directors develop corporate objectives that they believe should be achieved for the Corporation’s continued success. Mr. Peters then reviews those objectives with the Compensation Committee for the purpose of establishing individual performance goals for himself. Mr. Peters also develops objectives that each named executive officer is expected to achieve, and which are used to assess his or her performance. These objectives are reviewed with the Compensation Committee at the beginning of each year. Mr. Peters leads the assessment of each named executive officer’s individual performance against the objectives, the Corporation’s overall performance and the performance of the division or function of the business for which the executive is responsible. Also included in the discussion are deliberations about compensation matters such as past compensation, compensation practices and guidelines, current industry compensation practices and competitive market information. In most years, Mr. Peters then makes an initial compensation recommendation to the Compensation Committee for each named executive officer. The named executive officers do not play a role in their compensation determination, other than discussing with Mr. Peters their individual performance against their predetermined objectives.

In early 2013, the Compensation Committee determined to make salary increases based on the merits and achievements of the performance objectives of the individual executive officers during 2012.

The 2013 performance objectives for the named executive officers were reviewed and considered in connection with determining the 2013 bonuses that were paid in early 2014. In addition to the factors taken into account each year (see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Elements We Use to Achieve Our Goal – Base Salary and Discretionary Bonus” on page 32 of this Proxy Statement), the Compensation Committee placed particular emphasis on the following factors in connection with its bonus decisions for 2013:

•	the Corporation’s net income, exclusive of merger related expenses, of $25.7 million;

•	the significant increase in Wealth Management Division assets from $6.7 billion to $7.3 billion;

•	the growth of the Wealth Management Division’s margin to 43.2%;

•	the increase of the Corporation’s stock price from $22.27 at December 31, 2012, to $30.18 at December 31, 2013; and

•	maintaining a very competitive net interest margin of 3.98% for 2013 in a climate of historically low interest rates and shrinking margins in the financial services industry.

The Corporation also granted restricted stock award units called Performance Awards to each named executive officer in 2013. See the section titled “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” and “EXECUTIVE COMPENSATION – Grants of Plan Based Awards Table” on pages 32 and 39, respectively, of this Proxy Statement for more information regarding such grants.

Mr. Peters

In 2013, Mr. Peters’ salary was $400,000 which represented no increase over his 2012 compensation. In 2013, the Compensation Committee adopted the 2013 Executive Plan and terminated the Second Supplemental Plan for executive and other officers, except for Mr. Peters. Mr. Peters was grandfathered into the Second Supplemental Plan with an agreement that his base salary would be frozen at $400,000 until the time of his retirement. Mr. Peters’ 2013 bonus was $235,500, which is an increase of $35,000 over his 2012 bonus. The Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Peters’ 2013 salary and bonus increase.

Mr. Peters’ 2012 individual goals and performance applicable to the Compensation Committee’s determination of his 2013 base salary included:

Financial Objectives	Goal	Actual Performance
Net Income (exclusive of merger related expenses*)	Increase to $21.6 million	Increased to $22.8 million
Increase Net Income (exclusive of merger related expenses*)	Increase of 9.5%	Increase of 14.6%
Increase Earnings Per Share (exclusive of merger related expenses*)	Increase to $1.63	Increased to $1.75
Increase Wealth Revenue	Increase to $26.1 million	Increased to $25.6 million; $29.8 million including DTC
Pre-Tax Wealth Margin	40%	41.3% excluding DTC

*	tax-effected

Mr. Peters’ 2012 strategic and operational goals included completion of the acquisition and integration of Davidson Trust Company (DTC), actively pursuing banking and wealth acquisition opportunities, working with the Lead Director to update and implement the Corporation’s strategic plan, the construction and opening of the Bank’s Bala Cynwyd branch, and securing a branch site in Delaware.

Mr. Peters was successful in meeting substantially all of the goals set for him in 2012. Although Mr. Peters did not meet his goal for increasing Wealth Management Division Revenue, the Compensation Committee took into account the particularly challenging level at which the goal was set, as well as Mr. Peters’ role in the DTC transaction and the fact that the DTC transaction had a substantial impact of increasing the Wealth Management Division Revenue by 37.5%. Additionally, Mr. Peters successfully managed the acquisition and conversion of the First Bank of Delaware (FBD) transaction. Mr. Peters also continued to pursue both banking and wealth acquisition opportunities by reviewing possible transactions with numerous other entities. Mr. Peters continued to lead the organization in the implementation and advancement of its diversity policy. Mr. Peters successfully led the effort in approving the updated 3-8-3 Strategic Plan. Finally, the Bank opened its 19th retail branch office in Bala Cynwyd and secured a retail branch site in Greenville, Delaware.

Mr. Peters’ 2013 individual goals and performance applicable to the Compensation Committee’s determination of his 2013 bonus included:

Financial Objectives	Goal	Actual Performance
Net Income (exclusive of merger related expenses*)	Increase to $24.2 million	Increased to $25.7 million
Increase Net Income (exclusive of merger related expenses*)	Increase of 10.2%	Increase of 12.4%
Increase Earnings Per Share (exclusive of merger related expenses*)	Increase by 8.5%	Increased by 9.2%
Increase Wealth Revenue	Increase to $34 million	Increased to $35.2 million
Pre-Tax Wealth Margin	40%	43.2%

*	tax-effected

Mr. Peters’ 2013 strategic and operational goals included completing the Davidson Trust Company (DTC) IT conversion, actively pursuing banking and wealth acquisition opportunities, ensuring implementation of the Corporation’s IT Strategic Plan, working with the Lead Director to implement the Corporation’s strategic plan, hiring a new leader of Human Resources, continuing to advocate and support diversity, and working with the Board of Directors on the CEO succession process including identification and implementation of associated transition needs.

Mr. Peters was successful in meeting, and in many cases exceeding, all of the goals set for him in 2013. Mr. Peters ensured the continued and successful implementation of the IT plan and of the IT conversion of DTC. Additionally, Mr. Peters supported a reorganization of the human resource function and hiring of a new Director of Human Resources. Mr. Peters worked to identify new opportunities to attract and hire diverse candidates in continued support of the organization’s diversity focus. Mr. Peters also continued to pursue both banking and wealth acquisition opportunities by reviewing possible transactions with numerous other entities. Mr. Peters successfully led the effort in approving the updated 3-8-3 Strategic Plan. Finally, Mr. Peters actively and openly supported the CEO succession and transition planning needs with the Board.

Mr. Smith

In 2013, Mr. Smith’s salary was increased to $237,000 which represented an increase of $6,400 based on his merits and achievements during 2012. Mr. Smith’s 2013 bonus was $118,000 which is an increase of $18,000 over his 2012 bonus. The Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Smith’s 2013 salary and bonus.

Mr. Smith’s 2012 and 2013 goals included no specific financial objectives, but instead related to strategic and operational goals in connection with his role as Chief Financial Officer and head of the Finance Division.

Mr. Smith’s 2012 individual goals and performance applicable to the Compensation Committee’s determination of his 2013 base salary included:

•	Managing the Corporation capital needs through ongoing stress testing, and maximizing the raising of capital through public offerings or the request for waiver program;

•	Assisting with various acquisition projects by performing due diligence;

•	Maintaining liquidity through the continued development of various wholesale funding sources and managing the investment portfolio in accordance with the Corporation’s Investment and ALCO policies;

•	Actively participating in investor conferences;

•

Meeting all internal, external and regulatory reporting deadlines, including updating of the shelf registration statement, adjusting staff levels and structure to meet the demands of the Corporation’s growth strategy, and promoting diversity within the Finance Group;

•	Working with the Facilities/HR Director on construction projects, and re-launching the Corporation’s performance management system; and

•	Reviewing strategies to improve interest rate margins through payoff of high rate debt and forward swap transactions.

Mr. Smith was successful in achieving and exceeding the objectives set for him in 2012 during which he updated the liquidity funding plan, maintained an above-average industry standard net interest margin, actively participated in numerous investor conferences, met all internal and external reporting deadlines, managed the Corporation’s investment portfolio with no other-than-temporary impairment charges, and continued to work towards streamlining the budget process.

Mr. Smith’s 2013 individual goals and performance applicable to the Compensation Committee’s determination of his 2013 bonus included:

•	Assisting with various acquisition projects by performing financial due diligence, regulatory applications, and pre- and post-merger integration;

•

Balance sheet administration including maintaining liquidity, managing the investment portfolio in accordance with the Corporation’s Investment and ALCO policies; and implementing an integrated hedging program;

•	Actively participating in investor conferences and calls;

•	Meeting all internal, external and regulatory reporting deadlines, improving the overall efficiency; and

•	Manage corporate strategy around EPS goals, capital and liquidity levels and appropriately mitigating the Corporation’s numerous tax exposures.

Mr. Smith was successful in achieving and exceeding the objectives set for him in 2013. Particular credits include supporting various merger related activities, meeting the strategic objectives of the company’s sensitivity to market risk, maintaining the liquidity plans, aggressively working to protect the net interest margin, actively participating in investor conferences, meeting all internal and external reporting deadlines, managing the Corporation’s investment portfolio with no other-than-temporary impairment charges and promoting diversity within the Finance Division.

Ms. Gers

In 2013, Ms. Gers’ salary was increased to $250,000 which represented an increase of $15,707 based on her merits and achievements during 2012. Ms. Gers’ 2013 bonus was $164,000, which is an increase of $28,000 over her 2012 bonus. The Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Ms. Gers’ 2013 salary and bonus.

Ms. Gers’ 2012 individual goals and performance applicable to the Compensation Committee’s determination of her 2013 base salary included:

Financial Objectives	Goal	Actual Performance
New Transaction Accounts	Increase 8%	Increased 5.76%
Fee Income	Increase 6%	Increased 8.76%
Organic Deposit Funding Cost	Bottom 1/3 of regional competition	3rd lowest cost of funds compared to regional competition (which is within the bottom 1/3)

Ms. Gers’ 2012 strategic and operational goals included completing a systems conversion with minimal impact to customers and staff, continuing to implement the company’s diversity program, and maintaining 2011 cost and direct expense levels in her areas of responsibility including, but not limited to, deposits, marketing and information technology.

Ms. Gers was successful in meeting significantly all of the goals established for her in 2012, with the exception of the increase in new transaction accounts as a result of the Corporation’s determination to de-emphasized deposit growth due to excess funding. The Compensation Committee took into account when determining Ms. Gers’ salary the facts that the majority of her objectives were met, as fee income increased substantially, and organic funding rates were properly managed according to plan. Additionally, Ms. Gers provided a leadership role in the assessment, development and implementation of strategic initiatives to improve the Bank’s information technology platforms, successfully supported the Bank in connection with the enterprise effort to complete the FBD transaction and corresponding conversion, and supported the Bank in connection with due diligence efforts it conducted on several potential acquisition transactions.

Ms. Gers’ 2013 individual goals and performance applicable to the Compensation Committee’s determination of her 2013 bonus included:

Financial Objectives	Goal	Actual Performance
New Transaction Accounts	Increase 5%	Increased 8.5%
Retail Banking Fee Income	Increase 6%	Increased 5.34%
Organic Deposit Funding Cost	Bottom 1/3 of regional competition	3rd lowest cost of funds compared to regional competition including wholesale sources

Ms. Gers’ 2013 strategic and operational goals included the introduction of a mobile banking product implementing the company’s IT Strategic Plan and staffing plan, completion of the disaster recovery co-location, achieving core level application up-time at or above 98%, continuing to implement the company’s diversity program, and maintaining 2012 cost and direct expense levels in her areas of responsibility. The Compensation Committee took into account when determining Ms. Gers’ bonus the facts that the majority of her objectives were met, as fee income increased substantially, and organic funding rates were properly managed according to plan. Additionally, Ms. Gers continued her leadership role in the assessment, development and implementation of strategic initiatives to improve the Bank’s information technology platforms, and supported the Bank in connection with due diligence efforts it conducted on several potential acquisition transactions. Additionally, Ms. Gers expanded her leadership responsibilities as the Human Resources function was added to her Division and Ms. Gers established strategic goals for the group.

Mr. Keefer

In 2013, Mr. Keefer’s salary was $238,500 which represented an increase of $5,777 based on his merits and achievements during 2012. Mr. Keefer’s 2013 bonus was $122,000, which is an increase of $22,000 over his 2012 bonus. The Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Keefer’s 2013 salary and bonus.

Mr. Keefer’s 2012 individual goals and performance applicable to the Compensation Committee’s determination of his 2013 base salary included:

Financial Objectives	Goal	Actual Performance
Achievement of Year-end Loan Balances	$1.338 billion	$1.321 billion
Net Charge-Offs for “Traditional Bank”*	Maintain below $5.2 million	Decreased to $2.3 million
BMT Leasing Company – net income	Increase to $1.05 million	Increased to $1.587 million
BMT Leasing Company – delinquencies	Decrease to 1.5%	Decreased to .55%
BMT Leasing Company – charge-offs	Decrease to less than $1.2 million	Decreased to $363 thousand
BMT Leasing Company – Year-end assets	$33 million	$32.5 million

*	“Traditional Bank” excludes leasing portfolio activity.

Mr. Keefer’s strategic and operational goals in 2012 included proactively fostering referrals into the Wealth Management Division, enhancement of exception tracking and portfolio monitoring within the credit division portfolios, continuing to provide leadership and supervise staffing in the credit division, direction and solutions with respect to the Bank’s problem loans, and continued implementation of the Bank’s diversity program.

Mr. Keefer met substantially all of the goals established for him in 2012. The Compensation Committee took into account when determining his 2013 salary, the facts that Mr. Keefer’s objectives were attained, with the exception of the BMT Leasing Company goal which achieved 98.5% of the asset target level and the year-end loan balances which achieved 98.7% of the asset target level, as well as Mr. Keefer’s other significant contributions which included his leadership role in maintaining high credit quality standards and results, participation and presentation at numerous investor conferences, contributing on analyst earnings calls, and successfully supporting the analysis, credit due diligence and conversion processes associated with the FBD transaction.

Mr. Keefer’s 2013 individual goals and performance applicable to the Compensation Committee’s determination of his 2013 bonus included:

Financial Objectives	Goal	Actual Performance
Achievement of Year-end Loan Balances	$1.438 billion	$1.547 billion
Net Charge-Offs for “Traditional Bank”*	Maintain below $4.5 million or 35 basis points of average loans	Decreased to $2.485 million or 17 basis points
BMT Leasing Company – net income	Increase to $1.0 million	Increased to $1.062 million
BMT Leasing Company – delinquencies	Decrease to less than 1.0%	Decreased to 0.34%
BMT Leasing Company – charge-offs	Decrease to less than $1.0 million	Decreased to $376 thousand
BMT Leasing Company – Year-end assets	$38 million	$40.24 million
Integration & growth of FBD loan portfolio	$92 million	$105.5 million
Residential Mortgage Originations	$150 million	$203.5 million

*	“Traditional Bank” excludes leasing portfolio activity.

Mr. Keefer’s strategic and operational goals in 2013 included proactively generating referrals into the Wealth Management Division, successfully integrating FBD’s lending staff into the Bank, meeting residential loan production targets, continuing to provide leadership and supervise staffing in the credit division, direction and solutions with respect to the Bank’s problem loans, and continued implementation of the Bank’s diversity program.

Mr. Keefer met all of the goals established for him in 2013. The Compensation Committee took into account when determining his bonus, the facts that Mr. Keefer’s objectives were attained, as well as Mr. Keefer’s other significant contributions which included his leadership role in maintaining high credit quality standards and results which resulted in the level of classified and criticized loans decreasing significantly, participation and presentation at investor conferences and analyst earnings calls, and successfully supporting the analysis and credit due diligence associated with merger and acquisition transactions.

Mr. Leto

In 2013, Mr. Leto’s salary was $310,000 which represented an increase of $25,000 based on a number of factors reviewed by the Compensation Committee, as discussed below. Mr. Leto’s 2013 bonus was $173,500, which is an increase of $38,500 over his 2012 bonus. In addition to the other factors described herein, the Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Leto’s 2013 salary and bonus.

In June 2013, the organization and Mr. Leto entered into a retention bonus agreement in light of Mr. Leto’s position and responsibilities and in recognition of his value to the success and substantial growth of the organization and in particular the Wealth Management Division. The retention bonus is intended to encourage Mr. Leto to remain with the organization on a long-term basis and continue to add to shareholder value. The retention bonus agreement provides that, subject to certain conditions, in the event that the Bank’s current Chief Executive Officer retires or otherwise ceases to be the CEO prior to December 31, 2015, Mr. Leto will be entitled to a payment in the aggregate amount of $300,000. This aggregate amount is payable in two installments (i) $150,000 payable on June 30, 2015 and (ii) $150,000 payable on December 31, 2015. In the event of Mr. Leto’s resignation or termination for cause (as defined by the retention agreement), Mr. Leto will not be entitled to payment under this agreement. In the event Mr. Leto is terminated without cause or removed from his position as head of the Wealth Management Division, payment under this agreement will be accelerated and paid in full.

Additionally, the close of 2013 marked the end of Mr. Leto’s Restricted Stock Agreement from 2011. This agreement was intended to reward achievement on specific goals for the Wealth Management Division over a three year period and included an initial set award of 9,000 shares of common stock based on certain performance criteria during the period from 2011 through 2013. In addition to achieving the set performance metrics, the Compensation Committee acknowledged and approved, based on superior performance metrics over the three year period, an additional award of 3,656 shares which was granted on December 31, 2013.

Mr. Leto’s 2012 individual goals and performance applicable to the Compensation Committee’s determination of his 2013 base salary included:

Financial Objectives	Goal	Actual Performance
Assets Under Management, Administration, Supervision and Brokerage	Increase 7%	Increased 14.2%
Wealth Management Division Revenue	Increase 21.2%	Increased 17.9%*
Pre-Tax Wealth Management Margin	Increase to 40%	Increased to 41.3%
The Bryn Mawr Trust Co of DE achieve profitability	Greater than zero	Achieved profit of $34,000 thousand

*	Including the DTC transaction, the Wealth Management Division Revenue increased 37.5%.

Mr. Leto’s 2012 strategic and operational goals included completing the DTC transaction and the integration of DTC into the Bank’s Wealth Management Division, continuing to work with the Chief Executive Officer to define, pursue and perform due diligence on additional acquisition opportunities, leading Bryn Mawr Trust of Delaware to be profitable in 2012 net of corporate overhead expenses, proactively fostering referrals from the Wealth Management Division to other strategic areas of business for the Bank, and continued implementation of the Bank’s diversity program.

Mr. Leto was successful in achieving substantially all of his performance goals in 2012. Although Mr. Leto did not meet his goal for increasing Wealth Management Division revenue, the Compensation Committee took into account when determining Mr. Leto’s 2013 salary the particularly challenging level at which the goal was set, Mr. Leto’s role in Bryn Mawr Trust of Delaware achieving profitability, the success of the DTC transaction and the fact that the DTC transaction increased the Wealth Management Division Assets Under Management by 23.7%. Additionally, the Compensation Committee considered the duties performed by Mr. Leto as General Counsel, and the significant and continuing contribution the Wealth Management Division makes to the Bank’s overall success, specifically with respect to revenue and profitability.

Mr. Leto’s 2013 individual goals and performance applicable to the Compensation Committee’s determination of his 2013 bonus included:

Financial Objectives	Goal	Actual Performance
Assets Under Management, Administration, Supervision and Brokerage	Increase 5%	Increased 9.0%
Wealth Management Division Revenue	Increase 12%	Increased 18.1%
Pre-Tax Wealth Management Margin	Increase to 40%	Increased to 43.2%

Mr. Leto’s 2013 strategic and operational goals included completing the IT conversion of DTC, continuing to work with the Chief Executive Officer to define, pursue and perform due diligence on additional acquisition opportunities, proactively foster and increase referrals from the Wealth Management Division to other strategic areas of business for the Bank resulting in a material number of referrals, and continued implementation of diversity programs for the Bank, its partners and affiliates.

Mr. Leto was successful in achieving all of his performance goals in 2013. When determining Mr. Leto’s 2013 bonus, the Compensation Committee took into account Mr. Leto’s role in Bryn Mawr Trust of Delaware achieving profitability, the Wealth Management Division attaining Assets Under

Management of $7.27 billion, and his role in assessing and advising on merger and acquisition activity. Additionally, the Compensation Committee considered the duties performed by Mr. Leto as General Counsel, and the significant and continuing contribution the Wealth Management Division makes to the Bank’s overall success, specifically with respect to revenue and profitability.

Benchmarking Data and Use of Compensation Consultants

While the Compensation Committee considered the results of comparative surveys performed with respect to executive compensation as one of many factors it used to determine executive compensation in prior years, in 2013, the Compensation Committee did not consider information regarding the Corporation’s peer companies for the compensation decisions.

In 2013, the Compensation Committee engaged two consultants, Radford Consulting, an Aon Hewitt company (Radford) and McLagan, an AON Hewitt company (McLagan), to support Compensation related activities. Neither consultant nor their affiliates were engaged to provide additional services to the Corporation or the Bank. A Compensation Committee Adviser Independence Assessment, including evaluation of conflicts of interest, was completed as required under the SEC and NASDAQ rules for compensation advisors. Both compensation consultants were deemed independent, without conflicts of interest.

We engaged Radford to provide the Committee with consulting services relative to the design of the Stock Award programs for 2013. In 2013, the Compensation Committee determined to award Performance Units as part of the performance awards under the 2010 LTIP.

We engaged McLagan to conduct a review of the Second Supplemental Plan and compare it against relevant industry best practices. McLagan completed its review and made recommendations to freeze the Second Supplemental Plan for all participants except Mr. Peters due to the proximity to his retirement and design and to implement a new Executive Deferred Compensation Plan for the remaining participants in the Second Supplemental Plan. On June 28, 2013, the Compensation Committee formally adopted the 2013 Executive Plan (see page 34).

Compensation Elements We Use to Achieve Our Goal

The following summarizes the compensation elements we use as tools to reward, align and retain our named executives in addition to the base salaries and discretionary bonuses described above.

Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans

The Compensation Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among current versus long-term compensation and cash versus equity incentive compensation. Cash payments primarily reward more recent performance, and equity awards align the interests of our executives with those of our shareholders, encourage our named executives to continue to deliver results over a longer period of time and also serve as a retention tool.

The Compensation Committee believes that a portion of the named executive officers’ compensation should be tied to the Corporation’s operating and stock price performance over the long-term period. The Compensation Committee reviews long-term incentive compensation strategy and vehicles annually. The Corporation’s current long-term incentive plans applicable to named executive officers are the 2001 Stock Option Plan (“2001 Plan”), 2004 Stock Option Plan (“2004 Plan”), 2007

Long-Term Incentive Plan (“2007 LTIP”) and the 2010 LTIP, which allow the Compensation Committee flexibility to issue equity incentive awards such as stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units.

When determining the amount of equity granted to executive officers, the Compensation Committee takes into consideration share usage, dilution and shares available under the equity plan. While the Compensation Committee has the discretion to grant different numbers of equity awards to different named executive officers, it has historically granted, and continued in 2013 to grant, the same number of equity awards to all named executive officers other than the CEO. This is because the Compensation Committee believes that the named executives share the responsibility to support the strategic goals and performance of the Corporation as key members of the Corporation’s leadership team, and therefore should benefit to the same degree in terms of their equity compensation.

In 2013, long-term performance-based compensation of executive officers was paid using performance-based restricted stock units (the “Performance Awards”) as reflected in “EXECUTIVE COMPENSATION – Equity Based Compensation – Grants of Plan Based Awards Table” on page 39 of this Proxy Statement.

The Performance Awards issued in 2013 are subject to 3-year cliff vesting where the final payout is based on the Corporation’s total shareholder return (“TSR”) compared to the TSR of the Nasdaq Community Bank Index (the “Index”). TSR is calculated using the average stock price for the 20 trading days preceding the beginning and end of the 3-year performance period and assuming dividends are reinvested on the ex-dividend date over the performance period. Upon the expiration of the performance period, the TSR of the Corporation will be compared against the TSR of the Index. If the Corporation’s TSR is greater than zero and also greater than that of the Index, 100% of the Performance Awards will vest and shares of the Corporation’s common stock will be delivered to participants accordingly. For every 100 basis points that the Corporation’s TSR is behind the Index’s TSR, the vesting amount will decrease by 3.33%. If the Corporation’s TSR is negative at the end of the performance period, there will be no payout. Dividends will accrue over the vesting period and participants will receive those dividends (in shares or cash) based upon the final amount of the shares that vest according to the TSR performance.

In August 2013 the Performance Awards granted in August 2010 vested. The Corporation’s TSR for the three year period yielded 67.6% and the Index’s TSR yielded 44.2% which resulted in a 100% vesting and payout of awards.

To attract and retain qualified executive officers, in 2013 we also offered our executive officers and other employees, who earned in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, participation in the Deferred Bonus Plan for Executives which allows payment of any bonus received to be deferred.

The Compensation Committee does not believe that any of the current incentive plans pose an excessive risk to the Corporation’s short- or long-term financial stability. Controls are in place at the management level, and overseen by the Compensation Committee, to annually evaluate and revise incentive plans as necessary. The Compensation Committee believes that these controls effectively mitigate risks that may arise under incentive plans.

Retirement Benefits and Pension Plans

The Corporation provides retirement benefits to the named executive officers under the same 401(k) Plan (“401(k) Plan”) and supplemental employee retirement plan (the “First Supplemental Plan”) in which the other executives and employees participate. Messrs. Peters, Keefer, Smith and Ms. Gers also participate in our defined benefit pension plan (the “Pension Plan”). Both our Pension Plan and our First Supplemental Plan were frozen effective March 31, 2008. As of December 31, 2013, all of the named executive officers, except Mr. Leto, participated in the Second Supplemental Plan and together with the First Supplemental Plan, the (“Supplemental Plans”). The Second Supplemental Plan was frozen effective March 31, 2013.

On June 28, 2013, the Compensation Committee formally adopted the 2013 Executive Plan, which is a non-qualified defined-contribution plan. The 2013 Executive Plan was retroactively approved to January 1, 2013. The 2013 Executive Plan’s primary purpose is to provide deferred compensation to a select group of employees, including the named executive officers except for Mr. Peters. Under the 2013 Executive Plan, the Corporation will allocate to the deferred compensation account of each participant, the following amounts (i) on a quarterly basis, 1.5% of the participant’s then current base annual salary, and (ii) on an annual basis, a performance allocation if certain performance goals are met which will be based on criteria to be set by the Compensation Committee at the beginning of each year. For 2013, the Performance Allocations were based on an assessment of goals, at both target and maximum levels (target / maximum), each set with respect to the Corporation’s 2013 Return on Assets (1% / 1.25%), Return on Equity (10% / 12%), and Earnings per Share (5% / 10%), and each participant was eligible to receive up to 9% of his/her base salary should the maximum levels be achieved. For 2013, the Compensation Committee determined that the maximum goals have been achieved and each participant was therefore allocated an award of 9% of their respective salary.

See the sections entitled “401(k) Plan” at page 42, and “Pension Plan” and “Supplemental Employee Retirement Plans” at page 43 of this Proxy Statement for more information.

Change in Control and Severance Arrangements

In order to recruit qualified employees, the Corporation provides severance benefits to our executive officers and other employees if their positions are eliminated or if they are terminated involuntarily without cause. To protect the Corporation from potential liability arising from termination of employment, a terminated employee must execute a release of all claims against the Corporation in order to receive severance benefits.

We also have change of control agreements with each of our named executive officers which are designed to be competitive with the market and the Compensation Committee believes that the amount of the benefits is appropriate. The agreements contain a double trigger for payments. A change of control must occur and the executive officer must be terminated either (a) without cause by us, or (b) by the executive officer for good reason at any time during the two years following the change of control. “Change of control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. The agreements provide for a cash payment of three times the executive’s base salary at the time they are triggered. The agreements also provide for an additional cash payment equal to the difference between the price of our common stock on the date of the change of control and the exercise price of all options held by the executive officer. Upon a trigger event, an executive officer is entitled to his or her discretionary bonus, and other benefits. See

“EXECUTIVE COMPENSATION — Potential Payments Upon Termination Or Change Of Control” beginning on page 44 of this Proxy Statement for more information.

Perquisites and Other Benefit Compensation

It is our general policy not to provide perquisites to executive officers. However, in isolated cases, and where appropriate to achieve our corporate goals, we may agree to give limited perquisites to specific executive officers. An example of such a perquisite could include the payment or reimbursement of moving expenses where required in connection with employment.

In order to attract and retain executive talent, we provide term life, health, disability and dental insurance to our named executive officers on terms similar to those we provide other employees generally, except with respect to payments upon change of control, death or disability. See “Potential Payments Upon Termination Or Change In of Control” beginning on page 44 of this Proxy Statement.

Other Compensation Practices

Tax Deductibility of Compensation

Internal Revenue Code of 1986, as amended (the “Code”) Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). For 2013, the Corporation’s grants of Performance Awards, and the payments of discretionary annual cash bonuses were designed to satisfy the requirements for deductible compensation. Generally, the Compensation Committee intends to structure our compensation methods, where feasible, to minimize or eliminate the impact of limitations or penalties such as those in Section 162(m). The Compensation Committee did not otherwise consider accounting or tax treatments of particular forms of compensation in making compensation decisions in 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted:

Andrea F. Gilbert, Chair

Wendell F. Holland

David E. Lees

Lynn B. McKee

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for each of the years ended December 31, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Non-equity Incentive Plan Compensation Earnings ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Frederick C. Peters II,	2013	400,000	235,000	132,061		—	133,720	57,204	957,985
Chief Executive Officer	2012	400,000	200,000	116,466		—	184,877	48,724	950,067
	2011	390,000	200,000	99,391		—	293,611	48,058	1,031,060

J. Duncan Smith,	2013	237,000	118,000	66,900		35,879	(25,134)	42,821	475,466
Chief Financial Officer	2012	230,600	100,000	59,000		—	56,427	35,449	481,476
	2011	225,856	98,000	50,350		—	65,408	33,922	473,536

Alison E. Gers,	2013	250,000	164,000	66,900		37,848	(64,233)	44,518	499,033
Executive Vice President	2012	234,293	136,000	59,000	(2)	—	143,405	37,039	609,737
of the Bank	2011	229,474	115,000	50,350		—	137,517	35,564	567,905

Joseph G. Keefer,	2013	238,500	122,000	66,900		36,106	(84,421)	44,874	423,959
Executive Vice President	2012	232,723	100,000	59,000	(2)	—	116,633	37,721	546,077
of the Bank	2011	228,160	98,000	50,350		—	215,186	36,008	627,704

Francis J. Leto,	2013	310,000	173,500	177,238	(6)	46,931	—	47,066	754,735
Executive Vice President & General Counsel of the Bank	2012	285,000	135,000	59,000	(2)	—	—	38,218	517,218
	2011	275,000	120,000	207,850	(7)	—	—	39,649	642,499

(1)	Bonuses were awarded to the named executive officers during the first quarter of 2014.
(2)

Reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated in accordance with FASB ASC Topic 718. 2011 and 2012 figures were adjusted to remove proceeds of the exercise of stock options which had been previously reported for the years 2012 and 2011, where applicable.

(3)	Reflects the dollar amount awarded as part of the 2013 Executive Plan as described on page 34.
(4)

The amounts shown in this column are the changes in the pension value for each of the named executive officers which declined in 2013 as a result of an increase in the rate used in the calculation of pension values.

(5)

The amount shown in this column for the named executive officers includes our matching and discretionary contributions under our 401(k) Plan, our contributions to life, health, dental and disability insurance benefits and flex benefits, and accrued but unpaid dividends relating to the Performance Awards. See the section titled “401(k) Plan” beginning at page 42 below for additional information. Also includes the dividends that are accrued on the Performance Stock Awards granted in August, 2011, 2012 and 2013. The dividends will be paid at vesting (subject to vesting requirements) of the awards in 2014, 2015 and 2016, respectively.

(6)	Includes 3,656 shares awarded in 2013 for superior metrics achieved under a special grant of Restricted Stock for Mr. Leto. (see page 30)
(7)	Includes 9,000 shares of Restricted Stock under a special grant that Mr. Leto received as part of his 2011 compensation.

Executive Employment Agreement

We have an employment agreement with Frederick C. Peters II, our President and Chief Executive Officer, which is in effect until Mr. Peters turns sixty-five. The employment agreement provides for a minimum annual base salary of $225,000, and also entitles Mr. Peters to participate in all of our employee benefit plans and arrangements made generally available to our executives and key management employees.

We may terminate the employment agreement upon Mr. Peters’ disability or for cause (as defined in the employment agreement). Mr. Peters may voluntarily terminate his employment at any time by giving not less than thirty days prior written notice to us. If we terminate Mr. Peters’ employment due to disability, we must continue to pay his full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by us (currently 180 days), or, if we cease to provide group long-term disability insurance, we must pay his full salary through the last day of the month after he receives a notice of termination in accordance with the agreement. If we terminate Mr. Peters’ employment for reasons other than his disability and other than for cause, Mr. Peters is entitled to receive his full salary, including incentive compensation, through the date of termination and we must pay Mr. Peters an additional amount equal to his annual salary then in effect in bi-weekly installments for two years or until his sixty-fifth birthday, whichever occurs first. If Mr. Peters terminates his employment, he is entitled to receive his full salary through the date of termination.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Peters agrees not to disclose any confidential information, not to solicit our employees or our clients, and not to compete with us within a 100 mile radius of Bryn Mawr, PA, subject to certain conditions, for a period of two years following his termination of employment.

No other named executive officers have employment agreements with the Corporation or the Bank. See “COMPENSATION DISCUSSION AND ANALYSIS—Determining Compensation for Named Executive Officers – Mr. Leto” for more information regarding Mr. Leto’s compensation arrangements.

Equity Based Compensation

2001 Plan

Under the 2001 Plan, the Compensation Committee is authorized to grant either incentive stock options or non-qualified stock options to our key employees, including our executive officers and our non-employee directors. The Compensation Committee determines when an option is exercisable in whole or in part. The maximum term of an option is ten years from the date of grant. The exercise price is the last sales price as reported by the Nasdaq Stock Market on the day preceding the date of the grant. Payment for an option may be made in cash or by the delivery of shares of our common stock with a fair market value as of the exercise date equal to the exercise price of the option being exercised.

2004 Plan

Under the 2004 Plan, the Compensation Committee is authorized to grant either incentive stock options or non-qualified stock options to our key employees, including our executive officers and our non-employee directors. The Compensation Committee determines when an option is exercisable in whole or in part. The maximum term of an option is ten years from the date of grant. The exercise price is the last sales price as reported by the Nasdaq Stock Market on the day preceding the date of the grant. Payment for an option may be made in cash or by the delivery of shares of our common stock with a fair market value as of the exercise date equal to the exercise price of the option being exercised. In the event of a change in control, as defined therein, all options granted under the 2004 Plan will immediately vest and become exercisable.

2007 Plan

The 2007 LTIP broadened the types of awards available to stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units. Under the 2007

LTIP, options become immediately exercisable in full if any of the following happen within two (2) years after a change in control:

•	the participant’s employment is terminated without cause;

•	the participant terminates employment with good reason; or

•

the participant’s employment terminates under circumstances that entitle the participant to benefit under the participant’s change in control agreement (more fully described in the section entitled “EXECUTIVE COMPENSATION — Potential Payments Upon Termination Or Change of Control—Payments Upon Change of Control—Change of Control Agreements” on page 48 of this Proxy Statement).

Under the 2007 LTIP, outstanding stock options or stock appreciation rights also become immediately exercisable in full:

•	if we are the surviving entity in a merger and do not make any adjustments necessary to preserve the value of participants’ outstanding stock options or stock appreciation rights; or

•	if we are not the survivor and the surviving entity does not assume the obligations under the 2007 LTIP.

The Compensation Committee may, in its sole discretion, determine that, upon a change in control, a cash payment may be made for any outstanding stock options or stock appreciation rights granted under the 2007 LTIP. The amount payable would be equal to the excess of the fair market value of a share of common stock prior to the change in control over the exercise price of the stock option or stock appreciation right. If a cash payment is made, each related stock option or stock appreciation right would terminate and the participant would have no further rights except the right to receive the cash payment.

2010 Plan

The 2010 LTIP provides for the grant of certain awards to employees, including our officers, officers of our subsidiaries and our directors. The 2010 LTIP further broadened the types of awards available to participants to: incentive stock options, non-qualified stock options (incentive stock options and non-qualified stock options are collectively called “options”), stock appreciation rights (“SAR”), dividend equivalents, performance awards which may be either a number of shares of common stock (“performance shares”) or a cash amount (“performance units”), restricted stock, and restricted stock units.

In 2013, the only type of awards granted under the 2010 LTIP were Performance Units. The Compensation Committee has broad discretion with respect to the terms of performance awards that it grants, including setting objective performance goals that must be met for performance awards. For more information regarding the Performance Awards that were granted in 2013, see “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” at page 32.

As of December 31, 2013, an aggregate maximum of 216,905 shares of common stock remains available for grant under the 2010 LTIP. No shares remain available for grant under the 2001 Plan, the 2004 Plan, or the 2007 LTIP.

Grants Of Plan Based Awards

The Compensation Committee awarded Performance Stock Units in 2013 as set forth in the table below:

		Estimated future payouts under equity incentive plan awards		Maximum (#)	All other stock awards: Number of shares of stock or units (#)		Grant date fair value of stock and option awards ($)
Name and Principal Position	Grant Date	Threshold (#)(1)	Target (#)
Frederick C. Peters II,	8/16/13	—	9,870	—	—		132,061
Chief Executive Officer

J. Duncan Smith,	8/16/13	—	5,000	—	—		66,900
Chief Financial Officer

Alison E. Gers,	8/16/13	—	5,000	—	—		66,900
Executive Vice President of the Bank

Joseph G. Keefer,	8/16/13	—	5,000	—	—		66,900
Executive Vice President of the Bank

Francis J. Leto,	8/16/13	—	5,000	—	3,656	(2)	177,238	(3)
Executive Vice President & General Counsel of the Bank

(1)

With respect to Performance Units award, for every 100 basis points that the Corporation’s TSR is behind the Index’s TSR upon the expiration of the 3 year performance period, the amount that will vest will be decreased by 3.33%. As a result, no units will vest if the Corporation’s TSR is 70% or less than the Index’s TSR. See “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives—Equity Grants and Deferred Bonus Plans” on page 32 of this Proxy Statement.

(2)	Includes 3,656 shares awarded in 2013 for superior metrics achieved under a special grant of Restricted Stock for Mr. Leto. (see page 30)
(3)	3,656 shares valued as of the grant date of December 31, 2013.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the outstanding equity compensation awards of the named executive officers at December 31, 2013:

	Option awards						Stock awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Frederick C. Peters II, Chief Executive Officer										29,610	893,629
	30,000		—		18.91	5/12/2015	—		—	—	—
	24,000		—		21.21	12/12/2015	—		—	—	—
	18,000		—		22.00	8/29/2017	—		—	—	—
	18,000		—		24.27	8/18/2018	—		—	—	—
	18,400	(1)	4,600	(1)	18.27	8/21/2019	—		—	—	—

	108,400		4,600
J. Duncan Smith, Chief Financial Officer										15,000	452,700
	9,000		—		22.00	8/29/2017	—		—	—	—
	9,000		—		24.27	8/18/2018	—		—	—	—
	2,300	(2)	2,300	(2)	18.27	8/21/2019	—		—	—	—

	20,300		2,300
Alison E. Gers, Executive Vice President of the Bank										15,000	452,700
	10,000		—		20.47	4/23/2014	—		—	—	—
	15,000		—		18.91	5/12/2015	—		—	—	—
	12,000		—		21.21	12/12/2015	—		—	—	—
	9,000		—		22.00	8/29/2017	—		—	—	—
	9,000		—		24.27	8/18/2018	—		—	—	—
	9,200	(2)	2,300	(2)	18.27	8/21/2019	—		—	—	—

	64,200		2,300
Joseph G. Keefer, Executive Vice President of the Bank										15,000	452,700
	15,000		—		18.91	5/12/2015	—		—	—	—
	12,000		—		21.21	12/12/2015	—		—	—	—
	9,000		—		22.00	8/29/2017	—		—	—	—
	9,000		—		24.27	8/18/2018	—		—	—	—
	9,200	(2)	2,300	(2)	18.27	8/21/2019	—		—	—	—

	54,200		2,300
Francis J. Leto, Executive Vice President & General Counsel of the Bank							12,656	(3)	381,958	15,000	452,700
	3,000		—		20.47	4/23/2014	—		—	—	—
	3,500		—		18.91	5/12/2015	—		—	—	—
	3,500		—		21.21	12/12/2015	—		—	—	—
	3,500		—		22.00	8/29/2017	—		—	—	—
	5,264		—		24.27	8/18/2018	—		—	—	—
	9,200	(2)	2,300	(2)	18.27	8/21/2019	—		—	—	—

	27,964		2,300

(1)	4,600 vested on August 21, 2010, 2011, 2012 and 2013 and 4,600 will vest on August 21, 2014.
(2)	2,300 vested on August 21, 2010, 2011, 2012 and 2013 and 2,300 will vest on August 21, 2014.
(3)	Includes 9,000 shares that were previously reported in the “Equity incentive plan awards: number of unearned shares, units or other rights that have not vested” column.

Option Exercises and Stock Vested

The following table summarizes the option awards that have been exercised and restricted stock that has vested during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name and Principal Position	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Frederick C. Peters II,	48,000	306,362	9,870	259,285
Chief Executive Officer

J. Duncan Smith,	33,900	174,192	5,000	131,350
Chief Financial Officer

Alison E. Gers,	9,000	48,331	5,000	131,350
Executive Vice President of the Bank

Joseph G. Keefer,	19,000	95,765	5,000	131,350
Executive Vice President of the Bank

Francis J. Leto,	3,000	15,160	5,000	131,350
Executive Vice President & General Counsel of the Bank

Retirement Benefits

Pension Benefits Table

The following table shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2013, including the number of years of credited service to each named executive officer under our Pension Plan and Supplemental Plans determined using interest and mortality rate assumptions consistent with those used in our financial statements.

Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frederick C. Peters II,	Pension Plan	7.25	286,490	—
Chief Executive Officer	Supplemental Plan I	7.25	280,679	—
	Supplemental Plan II	13	708,291	—

J. Duncan Smith,	Pension Plan	3.25	84,304	—
Chief Financial Officer	Supplemental Plan I	3.25	5,115	—
	Supplemental Plan II	8	98,518	—

Alison E. Gers,	Pension Plan	10.25	257,277	—
Executive Vice President of the Bank	Supplemental Plan I	10.25	11,053	—
	Supplemental Plan II	15	221,509	—

Joseph G. Keefer,	Pension Plan	17.25	409,776	—
Executive Vice President of the Bank	Supplemental Plan I	17.25	22,989	—
	Supplemental Plan II	22	250,482	—

Francis J. Leto,	Pension Plan	—	—	—
Executive Vice President & General	Supplemental Plan I	—	—	—
Counsel of the Bank	Supplemental Plan II	—	—	—

401(k) Plan

We maintain a 401(k) Plan for all eligible employees. An employee becomes eligible to participate in our 401(k) Plan at the date of hire. A participant may elect to have his/her compensation reduced and contribute the amount of the reduction on his/her behalf to the 401(k) Plan in an amount not to exceed the applicable yearly dollar limitations (catch up contributions are also permitted). Quarterly, we make a dollar-for-dollar matching contribution of up to 3% of each participant’s base compensation. In any 401(k) Plan year we may make contributions to the participants’ discretionary accounts in the 401(k) Plan from our net profits. Employees may invest their account balances in up to thirty-one outside independent mutual funds, and in our common stock.

As of December 31, 2013, the 401(k) Plan’s related trust held 180,335 shares of our common stock for the benefit of 227 participants (including both active and retired employees). Each participant may elect to receive payment in cash or our common stock.

The Corporation may, in its discretion, make a special class of quarterly, immediately-vested, nonforfeitable, non-matching contributions as a uniform percentage of each plan participant’s Plan Compensation (as defined in the plan). These are called special contributions and management is permitted, in its discretion, to determine the amount of special contributions, if any, from time to time, up to 3% of employees’ gross compensation. A special contribution of 3% was made to the 401(k) plan for all eligible officers and employees on a quarterly basis throughout 2013.

Pension Plan

Certain of our employees have participated in our Pension Plan, which is a defined benefit, qualified, non-contributory pension plan. The Pension Plan was frozen effective March 31, 2008. No new employees have been eligible to participate in the Pension Plan since March 31, 2008, and compensation paid to and service completed by all Pension Plan participants after March 31, 2008, is disregarded in computing accrued benefits under the plan. Benefits under the Pension Plan are paid from a trust and the Bank is the trustee. At retirement, benefits under the Pension Plan are paid monthly. The Pension Plan does not provide for any lump sum payment of benefits unless the present value of accumulated benefits is less than $5,000. The net periodic pension cost is computed on the basis of accepted actuarial methods, which include the current year service cost, and are reported in accordance with Generally Accepted Accounting Principles.

Normal retirement age under the Pension Plan is 65. Each officer’s accrued monthly pension benefit as of March 31, 2008, was calculated as follows: 1.3% of average annual compensation times years of benefit service (with no maximum number of years), plus 0.5% of average annual compensation in excess of covered compensation times years of benefit service (with a maximum of 35 such years). “Average annual compensation” is defined under the Pension Plan to mean the average of the participant’s compensation for the five consecutive plan years in the last 10 years as an eligible employee that produces the highest average, with “compensation” defined as the basic rate of salary paid to the participant, including bonus, overtime and commissions, subject to annual limitations imposed by Section 401(a)(17) of the Internal Revenue Code. “Covered compensation” is the average of the taxable wage bases in effect under Section 230 of the Social Security Act for each calendar year in the thirty-five year period ending with the calendar year in which a participant reached his social security retirement age.

If the participant retires between the ages of 55 and 62 with 15 years of credited service, the amount of the benefit is reduced on a sliding scale. For retirement at age 55, the participant is entitled to 62.3% of the accrued benefits. If a participant retires at age 62 the participant is entitled to 100% of the accrued benefit. Credited years of service under the Pension Plan cannot exceed the participant’s actual years of service. Mr. Keefer and Ms. Gers are is currently eligible for such early retirement benefits.

Supplemental Employee Retirement Plans

We maintain two non-qualified, defined benefit pension plans designed to supplement the benefits earned by certain participants under our qualified Pension Plan. These two plans are our Supplemental Employee Retirement Plan (which we refer to as the First Supplemental Plan) and our Supplemental Employee Retirement Plan for Select Executives (which we refer to as the Second Supplemental Plan).

First Supplemental Plan. In January 1989, we adopted the First Supplemental Plan which we most recently amended effective January 1, 2009. Federal law places certain limitations on the amount of compensation which can be taken into account and the retirement income that can be paid under a pension plan qualified under the Code, such as our Pension Plan. The First Supplemental Plan is a non-qualified plan which was adopted to provide the additional benefit to affected Pension Plan participants which would have been provided under the Pension Plan but for those limitations, as well as to take into account bonuses deferred by Pension Plan participants under the Deferred Bonus Plan for Executives, which amounts are not taken into account as compensation under the Pension Plan’s benefit formula. However, the First Supplemental Plan was frozen effective March 31, 2008, consistent with the freeze of the Pension Plan as of that date.

Second Supplemental Plan. As of January 1, 2013, all of our named executive officers other than Mr. Leto participated in our Second Supplemental Plan. The purpose of the Second Supplemental Plan is to provide its participants with the full level of benefits which would have been provided to them had the qualified Pension Plan not been frozen, and without regard to the limitations on the amount of compensation which can be taken into account and the retirement income which can be provided under a qualified pension plan. The benefit payable to a participant at retirement under the Second Supplemental Plan will be computed under the Pension Plan formula, based on all service and compensation, without regard to the freeze or such limitations, and counting as compensation any bonuses deferred under the Deferred Bonus Plan for Executives, but reduced by the benefits actually accrued by the participant under the frozen Pension Plan and the frozen First Supplemental Plan, and the actuarial equivalent value of the Special Contributions of up to 3% of base salary allocated to the participant under the 401(k) Plan (plus or minus cumulative earnings or losses on those contributions). The Second Supplemental Plan was frozen for all participants other than Mr. Peters as of March 31, 2013.

As of December 31, 2013, Mr. Keefer and Ms. Gers were eligible for early retirement under these Supplemental Plans.

Nonqualified Deferred Compensation

The following table shows information regarding deferred compensation for the named executive officers under our Deferred Bonus Plan for Executives for the year ending December 31, 2013.

Name and Principal Position	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)(1)	Aggregate Earnings in last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
Frederick C. Peters II, Chief Executive Officer	—	—	20,230	—	135,014
J. Duncan Smith, Chief Financial Officer	—	35,879	2,258	—	15,151
Alison E. Gers, Executive Vice President of the Bank	—	37,848	18,305	—	151,283
Joseph G. Keefer, Executive Vice President of the Bank	—	36,106	—	—	—
Francis J. Leto, Executive Vice President & General Counsel of the Bank	—	46,931	—	—	—

(1)	Reflects the dollar amount awarded as part of the 2013 Executive Plan as described on page 34.
(2)	No portion of these earnings were reported on the Summary Compensation Table as they did not result from above-market interest rates.

Deferred Bonus Plan for Executives

Our Deferred Bonus Plan for Executives is a non-qualified plan. The funds are held in a trust administered by the Bank’s Wealth Management Division. Under the plan, the participating executives may earn yields on their deferred compensation based on the yields on one or more different investment funds. As of December 31, 2013, participants were able to select among up to fourteen outside independent mutual funds. The rates of return provided by the mutual funds for the investment options for the year 2013 ranged from 39.20% for the large cap growth asset category to (1.92%) for the intermediate term bond asset category. The rate of return, positive or negative, on the investment options is based on the actual performance of the mutual funds. Each executive officer who participates in the plan may defer the receipt of his deferred compensation until (a) January of the following year, (b) retirement or other separation from employment, or (c) age 65 if he or she retires at an earlier age under the Pension Plan or the Supplemental Plans. In certain very limited circumstances involving a hardship, as defined in the Deferred Bonus Plan, a participant may request withdrawal of his or her deferred compensation. The right to receive future payments under the plan is an unsecured claim against our general assets.

Potential Payments Upon Termination Or Change Of Control

The information below summarizes the compensation and benefits for each of our named executive officers in the event of a termination of the named executive officer’s employment. Amounts shown are estimates and the actual amounts to be paid can only be determined at the time of the named executive officer’s termination of employment.

Payments upon Termination for Cause or Other Than for Cause – Performance Awards

Under the 2010 LTIP, if we terminate a named executive officer with or without cause as defined in the 2010 LTIP, then the named executive officer forfeits any shares of restricted stock subject to a restricted period or a performance goal.

If, at any time during a restricted period or within two years after the named executive officer ceases employment with the Corporation, the executive officer engages in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to the activities set forth below, (i) all unvested shares of restricted stock outstanding pursuant to the Performance Award as of the date on which the activity was engaged in shall be forfeited in their entirety, and (ii) for any restricted stock that has vested pursuant to the Performance Award and been delivered to the executive officer, the executive officer shall pay to the Corporation the market value of the restricted stock on the date of the grant or the day the named executive officer engaged in such activity, whichever is greater. The offending activities may include, but are not limited to:

•	conduct related to the executive officer’s employment for which either criminal or civil penalties against the executive officer may be brought;

•	violations of the Corporation’s policies, including, without limitation, the Corporation’s insider trading policy;

•	solicitation of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation;

•	solicitation or inducement of any individual who is an employee or director of the Corporation to leave the Corporation or otherwise terminate their relationship with the Corporation;

•	disclosure or use of any confidential information or material concerning the Corporation in an inappropriate manner; or

•	participation in a hostile takeover attempt.

Payments upon Termination for Cause – Options

If we terminate a named executive officer for cause as defined in the applicable incentive compensation plans, then the named executive officer forfeits all vested and unvested stock option awards. The 2001 and 2004 Plans and the 2007 LTIP have varied definitions of “Cause,” but common themes include personal dishonesty, willful misconduct, breach of fiduciary duty, failure to perform duties, the willful violation of any law, rule or regulation that results in a loss to us, gross misconduct that is materially and demonstrably injurious to the Corporation or its successor, violation of a judicial order or violation of any confidentiality, non-competition or non-solicitation provision in any agreement with us or any of our subsidiaries. Upon termination for cause, the named executive officer is entitled to receive the following amounts:

•	salary through the date of termination;

•	salary in lieu of unused paid time off; and

•	amounts contributed and accrued under our Deferred Bonus Plan for Executives.

Payment upon Termination Other Than for Cause

Under the 2001 Plan, 2004 Plan and the 2007 LTIP, if we terminate a named executive officer for reasons other than cause, or the named executive officer voluntarily terminates employment, then in addition to the amounts identified above under “Payments Upon Termination for Cause,” the named executive officer is entitled to:

•	retain all vested stock options (but unvested options become null and void); and

•

severance benefits, if the executive’s position has been eliminated or the executive is terminated without cause. Salary continuation benefits payable to the named executive officers are based on a formula of two weeks’ severance pay for each year of employment, with a minimum of six months’ salary continuation and a maximum of one year salary continuation. We also continue medical benefits during the period when the salary continuation payments are made. The severance pay policy is not based on merit and does not apply if an executive is terminated for lack of performance. We retain discretion whether to pay these benefits.

If we terminate Mr. Peters’ employment for reasons other than cause (absent a change in control), then he is entitled to receive an amount equal to his full salary in effect on the date of termination in bi-weekly installments for two years or until his 65th birthday, whichever occurs first as stipulated in his employment agreement.

Payments upon Retirement, Death or Disability – Performance Awards

Under the 2010 LTIP, if a named executive officer’s employment is terminated by reason of normal or late retirement (with the consent of the Compensation Committee), early retirement or a transfer in a spinoff, death, or total and permanent disability (as determined by the Compensation Committee), then the executive officer will receive as vested stock a pro-rated portion of the restricted stock based on the lapse of time since the date of grant, and the remainder of the restricted stock will be forfeited immediately. The pro-rata portion of restricted stock that will vest is determined by a fraction, the numerator of which is the number of calendar months that have elapsed in the restricted period prior to the death, disability or retirement of the named executive officer, and the denominator of which is the number of months in the entire restricted period.

Payments upon Retirement – 2001 and 2004 Plans and 2007 LTIP

Under the 2001 Plan, 2004 Plan and the 2007 LTIP, when the named executive officer retires, in addition to the items identified above, the named executive officer is entitled to the following:

•

vesting of all outstanding options issued pursuant to the 2001 and 2004 Plans, which need to be exercised within five years after retirement (or the expiration of the option period, if shorter). Currently, all outstanding options issued under the 2001 and 2004 Plans are fully vested; and

•	outstanding options issued under the 2007 Long-Term Incentive Plan will vest pursuant to the respective grant and vesting schedule approved by the Compensation Committee.

Payments upon Death

If a named executive officer dies, then in addition to the benefits listed in this “Potential Payments Upon Termination Or Change In Control” section under the headings “Payments upon Termination other than for Cause – Options,” “Payments Upon Retirement, Death or Disability – Performance Awards,” and “Payments Upon Retirement – 2001 and 2004 Plans and 2007 LTIP,” the named executive officer’s beneficiary will receive a benefit payment under our life insurance plan equal to two times the officer’s salary or $200,000, whichever is less.

Payments under Pension Plan and Supplemental Plans

If a named executive officer’s employment is terminated, the named executive officer retains the amounts accrued and vested under our Pension Plan and would receive the same pension benefits as would any other employee. A named executive officer is only eligible for payments under the Supplemental Plans in the event that he or she remains employed by the Bank at the earlier of his or her death or permanent disability, the attainment of his or her normal retirement age under the Pension Plan (age 65), or the attainment of his or her early retirement age (age 55 with fifteen years of credited service). However, the change in control agreements we have entered into with our named executive officers may make the executive officer eligible for increased benefits under the Supplemental Plans if employment is terminated within two years after a change in control of the Corporation (see footnote 4 to the Change in Control Benefits Table on page 49 of this Proxy Statement). The present value of the accumulated benefits under our Pension Plan and Supplemental Plans for each named executive officer is set forth in the Pension Benefits Table on page 41 of this Proxy Statement.

The following table shows the aggregate dollar amounts that would have been paid to each of the named executive officers if his or her employment were terminated as of December 31, 2013, for each of the following reasons (absent a change in control of the Corporation). The table assumes that each officer was also paid all salary and other benefits through the date of termination of employment.

Name and Principal Position	Termination for Cause ($)	Termination Other than for Cause(1)(2) ($)		Voluntary Termination(2) ($)		Death(3) ($)		Disability(4) ($)
Frederick C. Peters II, Chief Executive Officer	0	800,000	(6)	—		286,490	(7)	$200,000	(8)
J. Duncan Smith, Chief Financial Officer	0	82,038	(5)	—		84,304	(7)	—
Alison E. Gers, Executive Vice President of the Bank	0	125,000	(5)	—		257,277	(7)	—
Joseph G. Keefer, Executive Vice President of the Bank	0	119,250	(5)	—		409,776	(7)	—
Francis J. Leto, Executive Vice President & General Counsel of the Bank	0	476,933	(5)(9)	464,250	(10)	—		—

(1)	For cases other than termination due to death or disability.
(2)	Salaries used in calculating the amounts in the table are based on the named executive officer’s base salary at December 31, 2013.
(3)

This column shows only the present value of the accrued benefit for the executive on termination for death. Payments other than insurance would be paid out in the form of a monthly pension payment. Payments under the Supplemental Plans or Pension Plan for participants who have not yet reached normal or early retirement age will be paid in a monthly pension payment at the time the participant would have reached eligibility for normal or early retirement. Each executive is also entitled to a one-time $200,000 death benefit payable by the insurance provider under term life insurance policies we have purchased for each executive, if he or she dies while employed by us.

(4)

This column shows only the cash payments we are obligated to make to an executive on termination for disability. Each executive, other than Mr. Leto, is also covered by a disability insurance policy that will pay a benefit of 70% of base monthly salary to a disabled executive. Please refer to the section titled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination Or Change In Control – Payments Upon Retirement, Death or Disability-Performance Awards” on page 46 of this Proxy Statement for a more complete description of the benefit, which is payable for an indeterminate period.

(5)	Includes severance payments equal to 2 weeks of salary for every year of service up to a maximum of 26 weeks.
(6)

This includes the aggregate dollar amount of Mr. Peters’ annual salary in effect on the date of the termination, payable in bi-weekly installments for two years. This severance payment is provided for in Mr. Peters’ employment contract described more fully at “EXECUTIVE COMPENSATION – Executive Employment Agreement” on page 36.

(7)

In addition to the $200,000 one-time death benefit described in footnote 3 above, the executive would be entitled to the listed amount in pension benefit payments that would become payable to his or her spouse upon the date he or she would have turned 65, assuming his or her spouse survives to that date.

(8)

Represents the cash payment we are obligated to make, in addition to the disability insurance benefits indicated in footnote 4, equal to Mr. Peters’ full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are only obligated to pay his full salary through the last day of the month after his receipt of a notice of termination.

(9)

Includes severance payments pursuant to Mr. Leto’s restrictive covenant agreement with the Bank equal to one year’s salary plus a bonus equal to the average of the bonuses paid to Mr. Leto for the two years prior to termination, as well as one year of medical and dental coverage expense (see footnote 5).

(10)

Pursuant to Mr. Leto’s restrictive covenant agreement with the Bank, the Bank may bind Mr. Leto to the restrictive covenants in the agreement upon his voluntary termination upon payment equal to one year’s salary plus a bonus equal to the average of the bonuses paid to Mr. Leto for the two years prior to termination. This is not an automatic payment, but is instead paid at the option of the Bank.

Payments upon Disability

If a named executive officer becomes disabled, then in addition to the benefits listed in this “EXECUTIVE COMPENSATION – Potential Payments Upon Termination Or Change of Control” section under the headings “Payments upon Termination other than for Cause – Options,” “Payments Upon Retirement, Death or Disability – Performance Awards,” and “Payments Upon Retirement – 2001 Plan, 2004 Plan and 2007 LTIP,” the named executive officer, other than Mr. Leto, will be entitled to a periodic benefit for an indeterminate period equal to 70% of the officer’s base monthly income. Pursuant to the terms of Mr. Peters’ employment agreement, if his employment had terminated on December 31, 2013, due to disability, he would have been entitled to the payment of his full salary for the 180-day elimination period under the disability insurance policy.

Payments Upon Change of Control – Performance Awards

Upon a change in control, a pro rata portion of all outstanding Performance Awards under the 2010 LTIP are payable ten days after the change in control. The amount payable is determined by assuming that one hundred percent of each Performance Award was earned at the target levels and then multiplying the earned amount by a fraction, the numerator of which is the number of months that have elapsed in the applicable performance period prior to the change in control and the denominator of which is the total number of months in the performance period. The pro rata portion of the Performance Awards that is not payable in accordance with the formula described in the preceding sentence is immediately forfeited.

Payments Upon Change of Control – Change of Control Agreements

We have entered into change in control agreements with each named executive officer. The agreements contain a double trigger for payments. A change of control must occur and the executive officer must be terminated either (a) without cause by us, or (b) by the executive officer for good reason at any time during the two years following the change of control. “Change of control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. Benefits under the change in control agreements are listed in the following table.

Change In Control Benefits(1)

Name	3x Salary(2)(7) ($)	Cash Payment for Options(3) ($)	Discretionary Bonus(7) ($)	Payment of accelerated vesting of Performance Stock Units/ Performance Share Awards(4) ($)	Present Value of Increased Pension Benefit(5) ($)	Welfare Benefits(6) for Three Years(7) ($)	Unused Paid Time Off (7) ($)	Career Counseling Services ($)
Frederick C. Peters II, Chief Executive Officer	1,200,000	1,080,930	235,000	893,630	275,688	64,419	25,385	15,000
J. Duncan Smith, Chief Financial Officer	711,000	181,596	118,000	452,700	—	53,133	11,850	15,000
Alison E. Gers, Executive Vice President of the Bank	750,000	637,565	164,000	452,700	—	57,054	19,231	15,000
Joseph G. Keefer, Executive Vice President of the Bank	715,500	540,465	122,000	452,700	—	59,157	17,888	15,000
Francis J. Leto, Executive Vice President & General Counsel of the Bank	930,000	296,675	173,500	834,658	—	38,049	20,269	15,000

(1)

The table assumes that a change in control occurred and the named executive officer’s employment with the Corporation terminated as of December 31, 2013. The table further assumes that the Compensation Committee awarded the named executive officer the bonus for the named executive officer’s performance in 2013 listed in the “Summary Compensation Table” set forth on page 36 of this Proxy Statement. The table further assumes that the named executive officer does not obtain full-time employment within three years after his or her termination of employment and therefore welfare benefits and outplacement services are not reduced. Because the assumed termination date is December 31, 2013, the named executive officer is assumed to have received all salary through the date of termination and any 401(k) contribution.

(2)	Calculated based on the named executive officer’s base salary at December 31, 2013.
(3)

Based on the difference between the price of our common stock on December 31, 2013, of $30.18, the last business day prior to the assumed termination of employment, and the exercise price of the options listed in “Outstanding Equity Awards At Fiscal Year-End” beginning on page 40 of this Proxy Statement.

(4)	Based on the difference between the price of our common stock on December 31, 2013, of $30.18, the last business day prior to the assumed termination of employment
(5)

Represents the present value of a non-qualified pension benefit under our Supplemental Plans for three years of credited service. 2013 standard actuarial assumptions were used to calculate the present value of each individual’s increased pension benefit, including a discount rate of 6.00%, assumed retirement age of 65 and the 2013 mortality tables under the Pension Protection Act of 2006.

(6)

Welfare benefits include the cost of continuation of medical, dental, life and disability insurance benefits for 36 whole months after the termination date, on the cost-sharing basis in effect immediately prior to the change of control.

(7)

Actual payments to Executives under the Change in Control Agreements that would constitute an excess parachute payment within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), can, at the election of the employee, be reduced to avoid or to lower the taxation of excess parachute payments under Section 4999 of the Code. These Change of Control Agreements do not provide gross up language that would provide for a higher payment to the employee to reduce the effect of the tax under 4999 of the Code.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of their holdings of our common stock with the SEC and with the Nasdaq Stock Market on which our common stock is traded. Based on our records and other information available to us, we believe that no person who was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Corporation registered pursuant to Section 12 of the Exchange Act at any time during the fiscal year ended December 31, 2013, or prior fiscal years, failed to file on a timely basis any Forms 3, 4 or 5, or any amendments thereto, required to be filed pursuant to Section 16(a) of the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and executive officers, members of their immediate families and the companies with which they are associated were our customers and had banking transactions with us in the ordinary course of our business during 2013. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In our opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

Bruce G. Leto, a brother of our director, General Counsel and Executive Vice President Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $431,622.69 in fees during 2013. Bruce Leto’s indirect interest in these fees was approximately $19,734.00, computed without regard to the amount of profit or loss.

Our Audit Committee Charter requires our Audit Committee to approve certain related party transactions. Our written Policy on Related Party Transactions establishes procedures for the Audit Committee’s review and approval of related party transactions other than excepted transactions and preapproved transactions. Transactions available to all employees generally and transactions involving less than $120,000 when aggregated with all similar transactions in any calendar year are excepted transactions. The following types of transactions are preapproved transactions:

•	compensation payable to directors or officers if reportable under Item 402 of the SEC’s Regulation S-K;

•	compensation payable to an immediate family member of another director or executive officer, if approved by the Compensation Committee;

•

transactions with another company (including charitable contributions, grants or endowments to a charitable organization) at which a related person’s only relationship is as an employee (other than executive officer), director or less than 10% owner, if the aggregate amount involved does not exceed $200,000 or 5% of that company’s total revenues; and

•	routine banking relationships that otherwise comply with banking laws and regulations.

The Audit Committee is to apply the following standards when it reviews related party transactions for approval:

•	whether the transaction is on terms no less favorable to the Corporation than terms generally available with an unaffiliated third party under similar circumstances;

•	the extent of the related person’s interest in the transaction; and

•	other factors the committee deems appropriate.

For loan transactions, our written Regulation O Policy requires the Executive Committee to review and approve loan transactions with directors, executive officers and their related interests in accordance with the standards established by Federal Reserve Board Regulation O.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2013, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 16 (as modified or supplemented), and (c) has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC.

Respectfully submitted:

Scott M. Jenkins, Chair

Britton H. Murdoch

Jerry L. Johnson

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A proposal will be presented at the Annual Meeting to ratify the January 23, 2014 appointment of KPMG as the Corporation’s independent registered public accounting firm for 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2014. KPMG audited our financial statements for the fiscal year ended December 31, 2013. A representative of KPMG is expected to be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for professional services by KPMG in 2013 and 2012:

	2013	2012
Audit Fees	$486,000	$601,000

Audit Related Fees	39,000	15,000

Tax Fees	25,225	108,905

Total Fees	$550,225	$724,905

Services Provided by KPMG

Audit Fees. These are fees for professional services performed by KPMG in 2013 and 2012 for the integrated audit, including an audit of our financial statements and internal controls over financial reporting, and review of financial statements included in our Form 10-Q and Form 10-K filings.

Audit Related Fees. These are fees for services performed by KPMG in 2013 and 2012 that are reasonably related to the performance of the audit or review of our financial statements. This includes attestations by the independent registered public accounting firm, and consulting on financial accounting/reporting standards.

Tax Fees. These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. Our Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG and determined that to be the case.

Preapproval of Audit and Non-Audit Services

Under our Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by the independent registered public accounting firm, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion.

The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for us during 2013 were preapproved by the Audit Committee.

In the event the selection of KPMG as our auditor for 2014 is not ratified by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, the appointment of the Corporation’s independent registered public accounting firm will be reconsidered by the Audit Committee and the Board.

Proxies solicited by the Board will be voted FOR the ratification of KPMG as the independent registered public accounting firm of the Corporation, unless the shareholders specify a contrary choice in their proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION.

SHAREHOLDER PROPOSALS FOR 2015

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Corporation’s proxy statement for its 2015 annual meeting of Shareholders must be received by the Corporation no later than December 5, 2014, which is 120 days prior to the anniversary of the mailing date of this Proxy Statement. However, if the date of the 2015 annual meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and send its proxy materials. Any such proposal and our obligation, if applicable, to include it in our proxy statement will be subject to Rule 14a-8 of the rules and regulations of the SEC. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposals should be submitted by certified mail-return receipt requested to the attention of our Corporate Secretary, at our executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

If a shareholder wishes to present a proposal at the 2015 annual meeting but does not intend to have such proposal included in the Corporation’s proxy statement, and such proposal is properly brought before the 2015 annual meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by February 18, 2015 (or if the date of the meeting has changed more than 30 days from the prior year, a reasonable time before the Company sends its proxy materials), we will have the right to exercise our discretionary voting authority on that proposal. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares with respect to any such shareholder proposal for which the Corporation does not receive timely notice.

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote at their discretion in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, containing, among other things, financial statements examined by our independent registered public accounting firm, is being mailed to our shareholders concurrently with this Proxy Statement on or about April 4, 2014 to shareholders of record as of April 1, 2014. The Notice and Access card contains instructions on how to access our proxy statement and our 2013 Annual Report on Form 10-K. The Notice and Access card also contains instructions as to how you can receive a paper or email copy of our proxy materials.

Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from our Corporate Secretary, Geoffrey L. Halberstadt, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The Annual Report on Form 10-K can also be obtained by going to the Corporation’s website at www.bmtc.com on the Investor Relations – SEC Filings page and clicking on Latest 10-K.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

GEOFFREY L. HALBERSTADT

Corporate Secretary

Bryn Mawr Bank Corporation
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 29, 2014.

Vote by Internet
• Go to www.investorvote.com/BMTC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:								+
NOMINEES CLASS IV - TERM TO EXPIRE IN 2018:
		For	Withhold	2.	SAY-ON-PAY:	For	Against	Abstain
	01 - Francis J. Leto	☐	☐		To approve a non-binding advisory vote on executive officer compensation.	☐	☐	☐
	02 - Britton H. Murdoch	☐	☐

				3.	RATIFICATION OF AUDITORS:
					To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Bryn Mawr Bank Corporation for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                                             01SAGC

Directions to St. David’s Golf Club:

From turnpike at Valley Forge Exit – Exit at Route 202 South to Swedesford Road exit. Make left onto Swedesford Road. Make a left on Old Eagle School then a left on Upper Gulph Road. Follow approximately a ¼ mile to Radnor Road and make a right. Follow for about a ¼ mile and the Club entrance is on the left just before the Valley Forge Military Academy Chapel.

From Schuykill Expressway (Route 76) – Take Blue Route (476) South then follow directions for Blue Route going South.

From Blue Route (Route 476) going South – Take the St. Davids/Villanova exit (13) make a right onto Route 30 and an immediate left onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an 1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Blue Route (Route 476) going North – Take the St. Davids/Villanova exit (13) and cross over Route 30 onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an 1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Lancaster Avenue (Route 30) – Traveling east, turn left in Strafford at Eagle Road (Eagle Village Shops, Lukoil Station). Follow through one flashing light to second traffic light (Radnor Street Road). Turn left (you will see sign for Valley Forge Military Academy). Club is approximately 1/8 mile on right side.

From Lancaster Avenue (Route 30) – Traveling west, turn right at King of Prussia Road (just past Blue Route overpass). Go to third traffic light, about one mile, turn left on Eagle Road. Go about ¾ mile to first traffic light. Turn right past Valley Forge Military Academy to Club entrance ¼ mile on right.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Bryn Mawr Bank Corporation

ANNUAL SHAREHOLDERS’ MEETING — APRIL 30, 2014

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the “Corporation”) hereby appoints, J. Duncan Smith and Marie D. Connolly as proxies, each with the power to appoint his or her substitute (such proxies together with any duly appointed substitute, “proxies”), and hereby authorizes each of them with the power to appoint his or her substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on April 1, 2014, at the Corporation’s Annual Meeting of Shareholders to be held at 11:00 A.M. on April 30, 2014 at St. David’s Golf Club, 845 Radnor Street Road, Wayne, Pennsylvania, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted on in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted “FOR” each of the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. The Proxies are authorized to vote in their discretion as to all other matters that may come before the 2014 Annual Meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE OR VOTE YOUR PROXY BY INTERNET OR TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

(OVER TO VOTE FOR THE PROPOSALS)